          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1997


                                                      REGISTRATION NO. 333-24421

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            LASER POWER CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                            3827                           95-3423358
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                             12777 HIGH BLUFF DRIVE
                              SAN DIEGO, CA 92130
                                 (619) 755-0700
          (ADDRESS, TELEPHONE NUMBER, OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             12777 HIGH BLUFF DRIVE
                              SAN DIEGO, CA 92130
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                            GLENN H. SHERMAN, PH.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                              SAN DIEGO, CA 92130
                                 (619) 755-0700
             (NAME, ADDRESS, TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               D. BRADLEY PECK, ESQ.                              PAUL E. KREUTZ, ESQ.
              EDWARD C. Y. YIP, ESQ.                              REBECCA SCHMITT, ESQ.
          ALEXANDER A. FITZPATRICK, ESQ.                           MARK LEHBERG, ESQ.
                COOLEY GODWARD LLP                            GRAY CARY WARE & FREIDENRICH
         4365 EXECUTIVE DRIVE, SUITE 1100                   4365 EXECUTIVE DRIVE, SUITE 1600
                SAN DIEGO, CA 92121                                SAN DIEGO, CA 92121
                  (619) 550-6000                                     (619) 677-1400

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                            PROPOSED                PROPOSED
                                                                            MAXIMUM                 MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE              AMOUNT TO BE        OFFERING PRICE            AGGREGATE         REGISTRATION
  REGISTERED                                        REGISTERED(1)         PER SHARE(2)         OFFERING PRICE(2)          FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value...................     2,817,500              $8.50                $23,948,750           $7,257
==============================================================================================================================

(1) Includes 367,500 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1997
PROSPECTUS

                                2,450,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     Of the 2,450,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by Laser Power Corporation ("Laser Power" or the "Company") and 450,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any portion of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $6.50 and $8.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "LPWR."
                            ------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
                     PROSPECTIVE INVESTORS SHOULD CONSIDER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A

                               CRIMINAL OFFENSE.
=======================================================================================================
                                                      UNDERWRITING                       PROCEEDS TO
                                                        DISCOUNTS        PROCEEDS TO       SELLING
                                  PRICE TO PUBLIC  AND COMMISSIONS(1)     COMPANY(2)     STOCKHOLDERS
-------------------------------------------------------------------------------------------------------
Per Share.........................        $                 $                 $               $
-------------------------------------------------------------------------------------------------------
Total(3)..........................        $                 $                 $               $
=======================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). The Company has also agreed to sell to the Representatives of the Underwriters warrants to purchase up to 200,000 shares of Common Stock exercisable at 130% of the initial public offering price per share (the "Representatives' Warrants"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $912,500, including the Representatives' non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 367,500 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Cruttenden Roth
Incorporated, Irvine, California on or about                , 1997.

CRUTTENDEN ROTH                  L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.
       INCORPORATED

              THE DATE OF THIS PROSPECTUS IS                , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     The Company intends to furnish annual reports to stockholders containing audited financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.
                            ------------------------

     Turbo-Cooled(R) is a registered trademark and Laser Power (stylized), the Laser Power logo and MP-5 are trademarks of the Company. All other trademarks or service marks used in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, the Representatives' Warrants, other warrants outstanding as of the date of this Prospectus, or options granted or reserved under the Company's stock option plans, (ii) assumes no conversion of the outstanding Series A Convertible Subordinated Debentures (the "Debentures"), (iii) reflects the 1-for-1.5 reverse stock split of the Common Stock to be effected prior to the closing of this offering, and (iv) reflects the exchange of all outstanding shares of the Company's Preferred Stock for 1,193,252 shares of Common Stock immediately prior to the closing of this offering. See "Certain Transactions," "Principal and Selling Stockholders," "Description of Capital Stock," "Underwriting" and Note 5 of Notes to Consolidated Financial Statements.

                                  THE COMPANY

     Laser Power Corporation ("Laser Power" or the "Company") designs, manufactures and markets high performance laser optics for industrial, medical and military lasers and laser systems. Laser optics are precision lenses, reflectors and mirrors used to reflect, collect and focus laser beams. The Company's products are sold to laser system OEMs and end users as original and replacement components in high power CO(2) and other lasers. The Company's core competencies lie in its surface finishing and thin film coatings, which are key elements involved in all high-performance laser optics. The Company believes that its expertise in these areas provides it with a significant competitive advantage.

     The Company's customers use high power CO(2) lasers in a variety of industrial processing applications, such as sheet metal cutting, automobile body welding, surface hardening for engine components and scribing and drilling delicate ceramic circuits. The Company also sells high performance laser optics to medical equipment OEMs for lower power CO(2) lasers used in certain therapeutic and cosmetic procedures, including surgery and skin wrinkle removal. In addition, the Company has developed very low absorption thin film coatings for optics for laser anti-missile systems. The Company also conducts contract research in the development and applications of advanced solid state lasers. Substantially all of the Company's product revenues to date are attributable to the sale of laser optics products for the industrial processing and medical industries.

     The Company has leveraged its expertise in thin film coatings, surface finishing and solid state lasers to develop proprietary miniature solid state lasers that are excited or "pumped" by diode lasers. These "microlasers" have significant size advantages, are generally 100 times more energy efficient and have longer estimated lifetimes than conventional gas and solid state lasers. Laser Power shipped the first microlaser evaluation units in March 1997, and expects to begin commercial deliveries of microlasers to a medical equipment OEM to replace gas lasers in dermatology systems by the end of fiscal 1997. The Company believes that microlasers can replace other lasers in additional medical equipment. The Company is also developing microlasers for projection display and telecommunications applications.

     STRATEGY

     The Company's strategy is to expand its existing high performance laser optics business through a continual improvement in quality and customer service while introducing new products, such as the Company's low absorption, non-radioactive MP-5 thin film coatings and Turbo-Cooled optics. The Company also plans to leverage its optics expertise to enter new high margin markets for high performance optics for neodymium-yttrium aluminum garnet ("YAG") and visible lasers and thin film filters for dense wavelength division multiplexers ("WDM"). In addition, to increase margins on optics sales, the Company plans to increase manufacturing automation and transfer additional labor intensive operations to its facility in Mexico.

     The Company's strategy is to build its microlaser infrastructure by entering lower volume medical, biotechnology and industrial markets where its blue and green microlasers can replace other lasers. This infrastructure will then serve as the platform for launching microlasers in higher volumes for projection display applications. In addition, the Company has developed prototypes of microlaser based projectors for the high end, high resolution projector market. The Company also is developing a microlaser for fiber optic telecommunications applications. The Company's strategy is to use this microlaser as a platform to build a family of telecommunications products.

     The Company was incorporated in California in August 1979 and reincorporated in Delaware in July 1983. The Company's executive offices are located at 12777 High Bluff Drive, San Diego, California 92130, and its telephone number is (619) 755-0700.

                                  THE OFFERING

Common Stock offered by the Company..........  2,000,000 shares
Common Stock offered by Selling                450,000 shares
  Stockholders...............................
Common Stock outstanding after the             6,202,354 shares
  offering...................................
Use of Proceeds..............................  Additions to plant and equipment, repayment of debt, working capital and other general
                                               corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......  LPWR

---------------

(1) Excludes: (i) 1,291,619 shares of Common Stock reserved for issuance upon exercise of outstanding options; (ii) 386,660 shares of Common Stock issuable upon exercise of outstanding warrants; (iii) 200,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants; (iv) up to 368,888 shares of Common Stock issuable upon conversion of the Debentures; and (v) an aggregate of 1,250,000 shares of the Common Stock reserved for future issuance under the Company's 1997 Equity Incentive Plan (the "1997 Plan") and the Employee Stock Purchase Plan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                              SIX MONTHS ENDED
                                                      FISCAL YEAR ENDED AUGUST 31,             FEBRUARY 29/28,
                                              ---------------------------------------------   -----------------
                                               1992     1993     1994      1995      1996      1996      1997
                                              ------   ------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product sales.............................  $8,622   $8,720   $10,158   $11,859   $15,194   $ 6,880   $ 7,995
  Contract research and development.........   1,149      963     1,727     2,714     3,713     1,682     3,129
                                              ------   ------   -------   -------   -------   -------    ------
         Total revenues.....................   9,771    9,683    11,885    14,573    18,907     8,562    11,124
Cost of revenues:
  Product sales.............................   5,125    5,392     6,550     7,994     9,888     4,601     5,475
  Contract research and development.........     941      766     1,308     2,059     2,942     1,262     2,502
                                              ------   ------   -------   -------   -------   -------    ------
         Total cost of revenues.............   6,066    6,158     7,858    10,053    12,830     5,863     7,977
Gross profit:
  Product sales.............................   3,497    3,328     3,608     3,865     5,306     2,279     2,520
  Contract research and development.........     208      197       419       655       771       420       627
                                              ------   ------   -------   -------   -------   -------    ------
         Total gross profit.................   3,705    3,525     4,027     4,520     6,077     2,699     3,147
Income (loss) from operations...............     485     (629)     (745)   (1,920)     (918)     (845)      480
Net income (loss)...........................  $  312   $ (816)  $(1,013)  $(2,269)  $(1,231)  $(1,004)  $   313
Pro forma net income (loss) per share(1)....                                        $ (0.29)            $  0.06
Shares used in per share computations(1)....                                          4,311               4,887
OTHER DATA:
  Effect of microlaser operations on income
    (loss) from operations(2)...............  $   --   $ (294)  $  (983)  $(2,104)  $(2,035)  $(1,161)  $  (164)

                                                                                   FEBRUARY 28, 1997
                                                                               --------------------------
                                                                                             PRO FORMA
                                                                                ACTUAL     AS ADJUSTED(3)
                                                                               --------    --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................................................  $    128       $ 11,951
  Working capital............................................................     1,992         14,112
  Total assets...............................................................    12,728         24,551
  Long-term debt, net of current portion.....................................       687            582
  Subordinated convertible debentures........................................     1,660          1,660
  Total stockholders' equity.................................................     5,557         18,557

---------------
(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of the pro forma net income (loss) per share and the number of shares used in the pro forma per share calculation.

(2) The effect of microlaser operations on income (loss) from operations includes gross profit, research and development expenses and incremental selling, general and administrative expenses. It does not include any allocations of corporate expenses, interest or taxes.

(3) As adjusted to reflect the exchange of all outstanding convertible Preferred Stock for 1,193,252 shares of Common Stock immediately prior to the closing of this offering and to give effect to the sale of 2,000,000 shares of Common Stock to be sold in the offering by the Company hereby at an assumed initial public offering price of $7.50 and after deducting estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds from the sale of such shares. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

     As a result of substantial investments in research and development, the Company incurred operating losses in each of the last three fiscal years and at February 28, 1997 had an accumulated deficit of $4.9 million. The development, sales, marketing and support of new products will require continued substantial expenditures for the foreseeable future, which could result in additional operating losses. The Company has funded a substantial portion of its product development efforts through development contracts. Any failure by the Company to maintain its external funding sources could result in increased operating losses. There can be no assurance that the Company will maintain its external funding sources or be profitable in the future or that the net proceeds of this offering, together with any funds provided by operations and present capital, will be sufficient to fund the Company's future capital requirements. See "Use of Proceeds," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."

COMPETITION

     The industries in which the Company sells its products, and will sell its products under development, are highly competitive. In each of the markets it serves, the Company faces intense competition from established competitors, many of which have substantially greater financial, engineering, research and development, manufacturing, sales, marketing, service and support resources, including greater name recognition, a larger installed base of products and longer standing customer relationships. There can be no assurance that the Company will be able to compete successfully in the laser optics, laser and laser systems industries in the future, that the Company will be able to make the technological advances necessary to maintain its competitive position or that its new products will receive market acceptance. In addition, there can be no assurance that technological changes or development efforts by the Company's competitors will not render the Company's products or technologies obsolete or uncompetitive. See "Business -- Sales and Marketing" and "-- Competition."

DEVELOPMENT RISKS RELATING TO MICROLASER TECHNOLOGIES

     The Company has devoted substantial resources to developing its microlasers and future microlaser based products. To date, sales of the Company's microlasers have been limited to customer evaluation sales. Other microlasers and microlaser based products are still in the early stages of development. There can be no assurance that the Company will successfully develop any microlaser or microlaser based products. There also can be no assurance that the Company's microlasers will be successfully designed into customers' products or that the Company's products under development will achieve commercial sales volumes. The Company believes that it will be necessary to continue to reduce the cost of manufacturing and to broaden the variety of wavelengths provided by its microlaser to achieve commercial acceptance. If the Company is unable to successfully gain market acceptance of its microlasers and microlaser based products, its business, operating results and financial condition will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products and Products under Development," "-- Laser Power's Strategy" and "-- Research and Development."

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS

     Certain materials and components used in the manufacture of the Company's products are currently obtained from single or limited source suppliers. The Company purchases all of its zinc selenide (a critical raw material used in the manufacture of the Company's optics) from Morton International, Inc. ("Morton"). In addition, the Company believes that Cerac Incorporated ("Cerac"), from which the Company purchases all of its thorium fluoride for use in its low absorption thin film coatings, is the sole source for high quality thorium fluoride. Any interruption or cessation of supply by Morton or Cerac would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have long term or volume purchase agreements with its suppliers, and there can be no assurance that materials and components needed by the Company will be available in the quantities required by the Company, if at all. See "Business -- Manufacturing."

DEPENDENCE ON NEW PRODUCTS AND PROCESSES

     To meet its strategic objectives, the Company must continue to develop, manufacture and market new products, develop new processes and improve its existing processes. As a result, the Company expects to continue to make significant investments in research and development and to continue to consider from time to time the strategic acquisition of businesses, products, or technologies complementary to the Company's business. The success of the Company in developing, introducing and selling new and enhanced products depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, effective sales and marketing and product performance in the field. There can be no assurance that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a manner that satisfies customer needs or achieves market acceptance. The failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Laser Power's Strategy" and "-- Research and Development."

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on its ability, and the ability of its licensees and licensors, to obtain patents for its technologies and any products resulting from the application of such technologies, to defend such patents once obtained and to maintain trade secrets, both in the United States and in foreign countries. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to others and maintaining the technology licenses upon which certain of the Company's current products are, or any future products might be, based.

     The Company owns certain U.S. patents and has filed additional patent applications in the United States and foreign jurisdictions. There can be no assurance that other patents will be issued to the Company or its licensors as a result of pending or future patent applications or that, if issued, such patents will contain claims sufficiently broad to afford protection against competitors with similar technology. Although the Company may file additional patent applications outside the United States, the Company believes that obtaining foreign patents may be more difficult than obtaining U.S. patents because of differences in patent laws and believes the protection provided by foreign patents, if obtained, and any other foreign intellectual property protection may be weaker than that provided in the United States. There can be no assurance that any patents issued to the Company or for which the Company has license rights, will not be challenged, narrowed, invalidated or circumvented, or that the rights granted under such patents will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights, to enforce or defend an infringement claim, or to determine the scope and validity of others' proprietary rights. Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's business, financial condition and results of operations. If others file patent applications that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office (the "USPTO") to determine the priority of invention, or opposition proceedings in a foreign patent office, either of which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to cease using the technology or to license disputed rights from third parties, which licenses may not be available at reasonable cost, if at all.

     The Company has a license to certain technology used in its blue microlaser. The Company has received a letter from a third party claiming that the Company's license was granted improperly by the licensor. While the Company believes that such license was properly granted, there can be no assurance that the Company's license would not be voided if subjected to a legal challenge. In such an event, there can be no assurance that the Company would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is aware that patents held by other parties may relate to the Company's microlaser technology. The Company believes that it does not infringe on such patents and that it has adequate design-arounds if it is held to infringe such patents. The Company may, however, decide to enter into license agreements with such patent holders to avoid costly litigation. There can be no assurance that the Company will obtain any licenses that it might seek on favorable terms, if at all. If it is determined that the patents held by these other laser companies cover the Company's technology, the Company's inability to obtain licenses for such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has developed certain of its proprietary technology pursuant to development contracts, including contracts with federal government agencies. Under standard provisions in government contracts, the government may retain certain rights in technology developed under such contracts. In addition, under its other development contracts, the Company has granted significant rights to third parties under such contracts. The Company's strategy is to continue to develop a significant portion of its proprietary technology pursuant to funding received from development contracts. There can be no assurance that the Company will be able to continue to obtain funding for the development of its proprietary technology, or that, if received, the Company will obtain rights to such technology sufficient to permit the Company to develop and market new products or to prevent third parties from using such technology to compete with the Company.

     The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that such agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

     The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the high-technology and physics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for certain technologies in which it may have a commercial interest. See
"Business -- Patents and Proprietary Rights."

LIMITED MICROLASER MANUFACTURING EXPERIENCE; SCALE-UP RISK

     The Company has no experience in producing microlasers other than in small developmental quantities. The Company's microlasers are assembled from component parts at the Company's San Diego facility. The Company purchases component parts for its microlasers, including laser crystals, nonlinear crystals and diode lasers, from various sources around the world. However, none of the Company's suppliers of microlaser component parts have experience in supplying components with the Company's specifications at such increased volumes. The Company does not have long term or volume purchase agreements with any of its suppliers and currently purchases components on a purchase order basis. There can be no assurance that these suppliers will be able to provide components to the Company in the quantities, with the quality or at the prices necessary for production quantities of the Company's products under development. The Company must increase its manufacturing capacity to polish and coat crystals and to perform the required complex assembly steps. Such an increase in its manufacturing capacity will require significant scale-up expenditures and additions to the Company's facilities. See "Use of Proceeds." In the event the Company is unable to locate sufficient sources of supply of microlaser component parts, or is unable to expand its manufacturing capacity to produce microlasers and microlaser based products, the Company will not be able to manufacture its products on commercially reasonable terms, if at all, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

LIMITED MICROLASER SALES, MARKETING AND DISTRIBUTION EXPERIENCE

     The Company has only limited experience marketing and selling its microlasers, and does not have experience marketing and selling such products in commercial quantities. The Company intends to sell its microlasers and microlaser based products through a direct sales force in North America and a direct sales force and distributors in Europe. In Asia, the Company intends to sell its microlasers and microlaser based products primarily through agreements with distributors or representatives, although the Company has not entered into any such agreements or arrangements to date. To the extent that the Company enters into distribution or representation arrangements for the sale of its microlasers and microlaser based products, the Company will be dependent upon the efforts of third parties. There can be no assurance that the Company will be able to build a direct sales force or marketing organization for microlasers or microlaser based products, that establishing such a direct sales force or marketing organization will be cost effective, or that the Company's sales and marketing efforts will be successful. There can be no assurance that the Company will be able to enter into agreements with distributors or representation arrangements on a timely basis, if at all, or that such distributors or representatives will devote adequate resources to selling the Company's microlasers and microlaser-based products. Failure to build an effective sales and marketing organization or to establish effective distribution or representation arrangements for the Company's microlaser products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

FUTURE CAPITAL REQUIREMENTS

     Although the Company believes that the net proceeds from the sale by the Company of Common Stock in this offering, together with existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet its capital requirements for at least the next 12 months, the Company may seek additional equity or debt financing to compete effectively in these markets. The timing and amount of the Company's capital requirements cannot be precisely determined at this time and will depend on a number of factors, including the demand for the Company's products and products under development. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

FLUCTUATION IN QUARTERLY PERFORMANCE

     The Company has experienced and expects to continue to experience significant fluctuations in its quarterly results. The Company may incur significant losses in the future due to product design, development, manufacturing and marketing expenditures, especially in connection with its microlasers and microlaser based products. If significant variations were to occur between forecasts and actual orders with respect to its laser optics business or microlasers and microlaser based products, the Company may not be able to reduce its expenses proportionately and in a timely manner, and operating results could be adversely affected. Such variations have occurred in the past and could occur again in the future as a result of increases in development expenditures for proposed new products, product introductions by competitors, changes in customer ordering patterns and other factors. In addition, the Company's practice of filling orders in a timely and responsive manner requires the Company to maintain significant inventories of raw material and finished optics for replacement orders. If product sales or prices were to decline substantially, inventory writedowns could occur. Price reductions or increases in material costs could also have an adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     International sales accounted for approximately 43%, 45%, 44%, 43% and 48% of the Company's total revenues in fiscal years 1994, 1995, 1996 and the six months ended February 29, 1996 and February 28, 1997, respectively, and the Company expects that international sales will continue to account for a substantial portion of total revenues. The Company may continue to expand its operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since substantially all of the Company's foreign sales are denominated in U.S. dollars, the Company's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. The Company's business and operating results may also be materially and adversely affected by lower sales levels which typically occur during the summer months and the calendar year end in Europe and certain other overseas markets. The sales of many of the Company's OEM customers are dependent on international sales, which increases the Company's exposure to the risks associated with international sales. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business -- Sales and Marketing" and "-- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent upon the experience and continuing services of certain scientists, engineers and production and management personnel. Competition for the services of these personnel is intense, and there can be no assurance that the Company will be able to retain or attract the personnel necessary for the Company's success. The loss of the services of the Company's key personnel would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees", "Management -- Executive Officers and Directors" and "-- Other Key Employees."

ENVIRONMENTAL, HEALTH AND SAFETY CONCERNS

     The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use and disposal of hazardous materials used by the Company in connection with the manufacture of laser optics. Both the governmental regulations and the costs associated with complying with such regulations are subject to change in the future. There can be no assurance that any such change will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company has made and continues to make substantial investments in protective equipment, process controls, manufacturing procedures and training to minimize the risks to employees, surrounding communities and the environment due to the presence and handling of such hazardous materials. The failure to properly handle such materials could lead to harmful exposure to employees or to the improper discharge of hazardous materials. Since the Company does not carry environmental impairment insurance, such a failure could result in a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental, Health and Safety Matters."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares by existing security holders could have an adverse effect on the market price of the Company's Common Stock. Upon completion of this offering, the Company will have outstanding 6,202,354 shares of Common Stock. In addition to the 2,450,000 shares sold in this offering which are freely tradable, approximately 230,000 shares which are currently outstanding will be eligible for immediate sale on the date of this Prospectus. In addition, upon the expiration of lock-up agreements, 180 days after the effective date of the registration statement of which this Prospectus is a part, an aggregate of approximately 3,520,000 shares will be eligible for sale subject to compliance in some cases with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Approximately an additional 1,426,000 shares issuable upon exercise or conversion of outstanding vested options, warrants and debentures will also be eligible for sale upon expiration of the lock-up agreements, 180 days after the Effective Date, subject in some cases to compliance with Rule
144. Commencing one year after the completion of this offering, Proxima Corporation ("Proxima") and Union Miniere, which beneficially own an aggregate of approximately 2,200,000 shares of Common Stock, will be entitled to certain registration rights with respect to such shares. The exercise of such rights by either Proxima or Union Miniere could result in a large number of shares being sold in the public market after one year from the closing of this offering. Future sales of shares by existing stockholders could have an adverse effect on the market price of the Common Stock or otherwise impair the Company's ability to raise additional capital. See "Certain Transactions," "Description of Capital Stock" and "Shares Eligible for Future Sale."

RIGHTS TO ACQUIRE SHARES

     As of the date of this Prospectus, options to purchase 950,290 shares under the Company's option plans, additional options to purchase 341,329 shares and warrants to purchase 386,660 shares of Common Stock are outstanding. In addition, the Debentures will remain outstanding following the offering and will be convertible into up to 368,888 shares of Common Stock. At the completion of this offering, the Representatives will receive the Representatives' Warrants to purchase up to 200,000 shares of Common Stock at an exercise price equal to 130% of the initial public offering price per share. The Representatives, Warrants will be exercisable during a period of four years commencing one year from the date of this Prospectus. During the terms of the outstanding options, warrants and Debentures and the Representatives' Warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise or conversion of such options, warrants or Debentures will dilute the ownership interest of existing stockholders, including investors in this offering. The existence of the options, warrants and Debentures may adversely affect the market price of the Common Stock or otherwise impair the Company's ability to raise additional capital. See "Management -- Stock Option Plans," "Certain Transactions," "Description of Capital Stock -- Debentures" and "Underwriting."

CONTROL BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES

     Upon completion of this offering, the Company's executive officers and directors and their affiliated entities will, in the aggregate, beneficially own approximately 56.3% of the outstanding shares of Common Stock. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors, mergers, consolidations and sales of all or substantially all of the assets of the Company. This control may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders. See "Management" and "Principal and Selling Stockholders."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Investors participating in this offering will incur immediate, substantial dilution of $4.67 per share, assuming an initial public offering price of $7.50 per share. To the extent options or warrants to purchase

Common Stock are exercised or the Debentures are converted into Common Stock, there will be further dilution. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws, including the inability of stockholders to effect actions by written consent or to remove directors without cause, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain provisions of the Restated Certificate allow the Company to issue Preferred Stock without any vote or further action by the stockholders. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Description of Capital Stock."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Restated Certificate limits, to the maximum extent permitted by Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The Company's Bylaws provide that the Company shall indemnify its executive officers and directors and may indemnify its other officers, employees and agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its executive officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities arising by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has purchased directors' and officers' liability insurance, however, there can be no assurance that the Company will be able to obtain such liability insurance in the future. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Restated Certificate have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. See "Management -- Limitations of Directors Liability and Indemnification."

DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS

     Although the Company intends to apply the net proceeds of this offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price has been determined by negotiations between the Company and the Representatives. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the laser optics and laser industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to that of the Company and that have been unrelated to the operating performance of those companies. These market fluctuations may materially and adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $7.50 per share, after deducting estimated underwriting discounts and commissions and initial offering expenses payable by the Company, are estimated to be $13.0 million ($15.5 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds of the sale of the shares of Common Stock offered by the Selling Stockholders.

     The Company anticipates that it will use approximately $4.7 million in net proceeds of this offering for expansion of its facilities and additions to its equipment for production of its current products, and microlasers and microlaser based products under development. The Company intends to use approximately $1.0 million in net proceeds for prepayment of its term loan and repayment of amounts outstanding under its line of credit with Wells Fargo Bank N.A. and approximately $0.2 million in net proceeds for payment of certain promissory notes issued to Proxima in connection with certain equipment financing. At February 28, 1997, the term loan, line of credit and Proxima promissory notes bore interest at the annual rates of 10.25%, 9.50% and 9.75%, respectively, and have due dates of December 31, 1997, March 1, 1998 and May 30, 1999, respectively. The Company intends to use the remaining net proceeds for working capital and general corporate purposes. The Company may use a portion of the net proceeds to acquire other businesses, products or technologies; the Company currently has no plans, agreements or commitments, oral or written, with respect to any such transaction. Pending such uses, the net proceeds will be invested in interest bearing investment grade securities. Although the Company believes that the net proceeds from the sale of the Common Stock in this offering, together with existing cash balances, cash flow from operations and available lines of credit, will be sufficient to meet its capital requirements for at least the next 12 months, the Company may be required to seek additional equity or debt financing. There can be no assurance that such additional financing will be available when needed, or, if available, will be on terms satisfactory to the Company.

                                DIVIDEND POLICY

     To date, the Company has not declared nor paid any cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's credit agreement with Wells Fargo Bank prohibits the payment of cash dividends on its capital stock without the consent of the bank, and the Debentures restrict payment of cash dividends in accordance with certain financial covenants. See "Descriptions of Capital Stock -- Convertible Subordinated Debentures."

                                 CAPITALIZATION

     The following table sets forth as of February 28, 1997 (i) the actual capitalization of the Company and (ii) the pro forma capitalization as adjusted to give effect to the exchange of all outstanding shares of Preferred Stock for 1,193,252 shares of Common Stock and the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share (after deducting the estimated underwriting discounts and commissions and offering expenses) and the application of the estimated net proceeds therefrom.

                                                                           FEBRUARY 28, 1997
                                                                       -------------------------
                                                                                   PRO FORMA, AS
                                                                       ACTUAL        ADJUSTED
                                                                       -------     -------------
Short-term debt, including current portion of long-term debt.........  $ 1,178        $   106
                                                                       =======        =======
Long-term debt, net of current portion(1)............................  $   687        $   582
Subordinated convertible debentures(1)...............................    1,660          1,660
                                                                       -------        -------
          Total long term debt.......................................    2,347          2,242
Stockholders' equity:
  Preferred Stock, $0.125 par value, 3,000,000 shares authorized,
     1,610,891 shares issued and outstanding actual; $0.001 par value, 3,000,000 shares authorized and no shares issued and
     outstanding, pro forma as adjusted..............................      201             --
  Common Stock, $0.001 par value, 15,000,000 shares authorized,
     3,009,102 shares issued and outstanding actual; $0.001 par value
     15,000,000 shares authorized and 6,202,354 issued and
     outstanding, pro forma as
     adjusted (2)....................................................        3              6
  Additional paid-in capital.........................................   10,264         23,462
  Foreign currency translation adjustment............................        6              6
  Accumulated deficit................................................   (4,917)        (4,917)
                                                                       -------        -------
     Total stockholders' equity......................................    5,557         18,557
                                                                       -------        -------
          Total capitalization.......................................  $ 7,904        $20,799
                                                                       =======        =======

---------------
(1) See Note 3 of the Notes to Consolidated Financial Statements for a description of the Company's long-term obligations and the Debentures.

(2) Excludes: (i) 1,224,953 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $3.92 per share;
    (ii) 386,660 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.21 per share; (iii) 200,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants at an exercise price equal to 130% of the initial public offering price per share;
    (iv) up to 368,888 shares issuable upon conversion of Debentures; and (v) an aggregate of 1,250,000 shares reserved for future issuance under the 1997 Plan and the Employee Stock Purchase Plan. See "Management -- Stock Option Plans," "Certain Transactions," "Description of Capital Stock" and Note 5 of the Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of February 28, 1997 was approximately $4.6 million or $1.09 per share. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of outstanding shares of Common Stock, assuming the exchange of all outstanding shares of Preferred Stock for 1,193,252 shares of Common Stock. After giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $7.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of the Company at February 28, 1997 would have been approximately $17.6 million or $2.83 per share. This represents an immediate increase in such net tangible book value of $1.74 per share to existing stockholders and an immediate dilution of $4.67 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..............................            $7.50
  Pro forma net tangible book value per share as of February 28, 1997........  $1.09
  Increase per share attributable to this offering...........................   1.74
                                                                               -----
Pro forma net tangible book value per share after this offering..............             2.83
                                                                                         -----
Dilution per share to new investors..........................................            $4.67
                                                                                         =====

     The following table summarizes, on a pro forma basis, as of February 28, 1997, the differences between the number of shares purchased from the Company, assuming the exchange of all outstanding shares of Preferred Stock for Common Stock, the total consideration paid and the average price paid per share by the existing holders of Common Stock and by the new investors at an assumed initial public offering price of $7.50 per share:

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                      NUMBER(1)     PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing stockholders...............  4,202,354        68%      $10,495,000        41%          $2.50
New investors.......................  2,000,000        32        15,000,000        59           $7.50
                                      ---------       ---       -----------       ---
          Total.....................  6,202,354       100%      $25,495,000       100%
                                      =========       ===       ===========       ===

---------------
(1) The sale of 450,000 shares by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 3,752,354, or 60% of the total shares of Common Stock outstanding and will increase the number of shares held by new investors to 2,450,000 or 40% of the total shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

     The foregoing tables excludes: (i) 1,224,953 shares of Common Stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $3.92 per share; (ii) 386,660 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.21 per share; (iii) 200,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants at an exercise price equal to 130% of the initial public offering price per share; (iv) up to 368,888 shares issuable upon conversion of the Debentures; and (v)an aggregate of 1,250,000 shares of the Common Stock reserved for future issuance under the 1997 Plan and the Employee Stock Purchase Plan. To the extent that options, warrants or Debentures are exercised or converted in the future, there will be further dilution to new stockholders. See "Management -- Stock Option Plans."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the years ended August 31, 1992, 1993, 1994, 1995 and 1996 and the Consolidated Balance Sheets Data as of August 31, 1992, 1993, 1994, 1995 and 1996 are derived from the Company's Consolidated Financial Statements, which financial statements have been audited by Ernst & Young LLP, independent auditors. The Consolidated Statements of Operations Data for the six months ended February 29, 1996 and February 28, 1997 and the Consolidated Balance Sheets Data as of February 28, 1997, are derived from the unaudited financial statements of the Company. The results of operations for the six months ended February 28, 1997 are not necessarily indicative of the results for the full year or future periods. The unaudited financial statements have been prepared on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believed necessary for a fair presentation of the Company's financial position and results of operations for such periods.

                                                                                              SIX MONTHS ENDED
                                                      FISCAL YEAR ENDED AUGUST 31,             FEBRUARY 29/28,
                                             ----------------------------------------------   -----------------
                                              1992     1993      1994      1995      1996      1996      1997
                                             ------   -------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product sales............................  $8,622   $ 8,720   $10,158   $11,859   $15,194   $ 6,880   $ 7,995
  Contract research and development........   1,149       963     1,727     2,714     3,713     1,682     3,129
                                             ------   -------   -------   -------   -------   -------   -------
         Total revenues....................   9,771     9,683    11,885    14,573    18,907     8,562    11,124
                                             ------   -------   -------   -------   -------   -------   -------
Costs and expenses:
  Product sales............................   5,125     5,392     6,550     7,994     9,888     4,601     5,475
  Contract research and development........     941       766     1,308     2,059     2,942     1,262     2,502
  Microlaser internal research and
    development............................      --       294       983     2,071     1,968     1,115        99
  Other internal research and
    development............................     481       890       585       786       721       346       290
  Selling general and administrative.......   2,739     2,971     3,204     3,583     4,306     2,083     2,278
                                             ------   -------   -------   -------   -------   -------   -------
         Total costs and expenses..........   9,286    10,313    12,630    16,493    19,825     9,407    10,644
                                             ------   -------   -------   -------   -------   -------   -------
Income (loss) from operations..............     485      (630)     (745)   (1,920)     (918)     (845)      480
Interest expense, net......................     128       186       268       326       300       152       145
                                             ------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes..........     357      (816)   (1,013)   (2,246)   (1,218)     (997)      335
Income taxes...............................      45        --        --        23        13         7        22
                                             ------   -------   -------   -------   -------   -------   -------
         Net income (loss).................  $  312   $  (816)  $(1,013)  $(2,269)  $(1,231)  $(1,004)  $   313
                                             ======   ========  ========  ========  ========  ========  ========
Pro forma net income (loss) per share(1)...                                         $ (0.29)            $  0.06
                                                                                    ========            ========
Shares used in per share computations(1)...                                           4,311               4,887
                                                                                    ========            ========
OTHER DATA:
  Effect of microlaser operations on income
    (loss) from operations(2)..............  $   --   $  (294)  $  (983)  $(2,104)  $(2,035)  $(1,161)  $  (164)
                                             ======   ========  ========  ========  ========  ========  ========

                                                               AUGUST 31,
                                             ----------------------------------------------     FEBRUARY 28,
                                              1992     1993      1994      1995      1996           1997
                                             ------   -------   -------   -------   -------   -----------------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents..................  $  621   $   109   $   394   $   257   $   298              $  128
Working capital............................   2,457     1,745     1,723     2,311     2,838               1,992
Total assets...............................   8,005     7,899     9,444    10,207    11,194              12,728
Long-term debt, net of current portion.....     895       943     1,049       802       559                 687
Subordinated convertible debt..............   1,660     1,660     1,660     1,660     1,660               1,660
Total stockholders' equity.................   3,783     3,234     3,787     4,670     5,320               5,557

---------------

(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of the pro forma net income (loss) per share and the number of shares used in the pro forma per share calculation.

(2) The effect on microlaser operations on income (loss) from operations includes gross margin, research and development expenses and incremental selling, general and administrative expenses. It does not include any allocations of corporate expenses, interest or taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following contains forward-looking statements that involve risk and uncertainties. The Company's actual results may differ materially from the results discussed. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Laser Power designs, manufactures and sells a broad range of optics and optical assemblies for lasers used in industrial, medical and military applications. The Company sells its optics products to major domestic and foreign laser and laser system manufacturers and end users as original and replacement components in high power CO2 and other lasers. The Company also conducts contract research in advanced applications of lasers and optics, primarily for U.S. government departments and agencies. The Company has also developed miniature solid state lasers, or microlasers, which it expects to manufacture, market and sell by the end of fiscal 1997.

     The Company manufactures optics primarily for customer orders for scheduled deliveries and to a lesser extent for inventory for same day delivery orders, and ships in annual volumes ranging from several units to end user customers to thousands of units to OEM customers and major distributors. As manufacturing volume has increased, the Company has experienced longer manufacturing cycle times due to capacity constraints in its polishing and coating operations. The Company has recently made investments in additional manufacturing equipment and facilities in the United States and Mexico that it believes will result in reduced manufacturing costs when fully integrated into operations. See "Risk Factors -- Dependence on New Products and Processes" and "-- Fluctuations in Quarterly Performance."

     Contract research and development allows the Company to develop technologies that the Company believes may have significant commercial applications without bearing all of the economic risks of such development. Revenues from contract research are recognized based on the ratio of costs incurred to total estimated costs. Typically, contract gross margins are lower than gross margins on product sales. Revenues from contract research are expected to remain relatively stable in absolute dollar terms and to decrease as a percentage of revenues due to the higher anticipated growth rate of sales of optics and the anticipated commencement of sales of microlasers.

     A substantial portion of microlaser internal research and development has been funded by the Company through the sale of equity securities. In the future, the Company anticipates funding these development activities through funds provided by operations or research and development contracts.

     While optics and contract research operations (excluding interest and taxes) have been profitable for all periods presented, the investment in microlaser internal research and development has resulted in consolidated losses for fiscal 1994, 1995 and 1996. Microlaser research has been primarily funded by contracts since July 1996. As a result, the Company has operated profitably for the six months ended February 28, 1997. Continued profitable operations will depend on the cost and the period of time until development and commercialization of microlasers are completed, pricing and other factors which determine customer acceptance of these new products, and the success of competing products and alternative technologies.

RESULTS OF OPERATIONS

     The following table sets forth certain statements of operations and other data expressed as a percentage of revenues for the periods indicated.

                                                                                     SIX MONTHS
                                                   FISCAL YEAR ENDED AUGUST             ENDED
                                                              31,                  FEBRUARY 29/28,
                                                   -------------------------       ---------------
                                                   1994      1995      1996        1996      1997
                                                   -----     -----     -----       -----     -----
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product sales..................................   85.5%     81.4%     80.4%       80.4%     71.9%
  Contract research and development..............   14.5      18.6      19.6        19.6      28.1
                                                   -----     -----     -----       -----     -----
          Total revenues.........................  100.0     100.0     100.0       100.0     100.0
                                                   -----     -----     -----       -----     -----
Costs and expenses:
  Cost of product sales(1).......................   64.5      67.4      65.1        66.9      68.5
  Contract research and development(1)...........   75.7      75.9      79.2        75.1      80.0
  Microlaser internal research and
     development(2)..............................    8.3      14.2      10.4        13.0       0.9
  Other internal research and development........    4.9       5.4       3.8         4.0       2.6
  Selling, general and administrative............   27.0      24.6      22.8        24.3      20.5
          Total cost and expenses................  106.3     113.2     104.9       109.8      95.7
Income(loss) from operations.....................   (6.3)    (13.2)     (4.9)       (9.8)      4.3
Interest expense, net............................    2.2       2.2       1.6         1.8       1.3
Income(loss) before income taxes.................   (8.5)    (15.4)     (6.5)      (11.6)      3.0
  Income taxes...................................     --       0.2        --         0.1       0.2
Net income(loss).................................   (8.5)    (15.6)     (6.5)      (11.7)      2.8
OTHER DATA:
  Effect of microlaser operations on income
     (loss) from operations(3)...................   (8.3)    (14.4)    (10.8)      (10.4)     (1.9)

---------------
(1) Cost of product sales and cost of contract research and development revenues are stated as percentages of product sales and contract research and development revenues, respectively.

(2) Prior to fiscal 1997, microlaser research was funded internally by the Company primarily through the sale of equity securities.

(3) The effect of microlaser operations on income (loss) from operations includes gross margin, research and development expenses and incremental selling, general and administrative expenses. It does not include any allocations of corporate expenses, interest or taxes.

  Six Months Ended February 28, 1997 Compared to Six Months Ended February 29, 1996

     For the six months ended February 28, 1997, product sales were $8.0 million compared to $6.9 million for the same period in fiscal 1996, an increase of $1.1 million or 16%. Contract research and development revenues were $3.1 million for the six months ended February 28, 1997 compared to $1.7 million for the same period in fiscal 1996, an increase of $1.4 million or 86%. The increase in product sales was primarily due to increased worldwide demand for the Company's laser optics as OEM customers increased sales of high power CO(2) lasers and laser systems, the installed base of such systems increased, and end users replaced optics more frequently due to increased utilization. The increase in contract research and development revenues was due primarily to work performed on a commercial microlaser display development contract that began in July 1996.

     The Company's ability to maintain or improve on the increased product sales in the first six months for the remainder of fiscal 1997 will depend on maintaining increased orders for products, integrating into operations additional manufacturing equipment purchased and facilities leased during the first six months of fiscal 1997, hiring and training new employees for its expanded facility in Mexico and commencing planned shipments of microlasers for medical and other applications. The growth in contract research and development revenues is expected to slow for the full year because the commercial display development contract is scheduled to be completed prior to year end.

     Gross profit on product sales was $2.5 million for the six months ended February 28, 1997 compared to $2.3 million for the same period in fiscal 1996, an increase of $241,000 or 11%. Gross profit on contract research and development revenues was $627,000 for the six months ended February 28, 1997 compared to $420,000 for the same period in fiscal 1996, an increase of $207,000 or 49%. Gross margin on product sales decreased to 31.5% for the six months ended February 28, 1997 from 33.1% for the same period in fiscal 1996. The decrease was primarily due to manufacturing inefficiencies related to capacity constraints and facility expansion to accommodate the increased volume of orders and to a lesser extent reduced average selling prices of optics in certain markets. Gross margin on contract research and development revenues decreased to 20.0% for the six months ended February 28, 1997 from 25.0% for the same period in fiscal 1996 due to the lower negotiated gross profit on the commercial display development contract.

     Microlaser internal research and development expenses were $99,000 for the six months ended February 28, 1997, compared to $1.1 million for the same period in fiscal 1996, a decrease of $1.0 million or 91%. The decrease was due to the transition of funding for certain microlaser development effects from internal sources to contract sources. Microlaser internal research and development expenses are expected to increase over the last six months of fiscal 1997.

     Selling, general and administrative expenses were $2.3 million for the six months ended February 28, 1997 compared to $2.1 million for the same period in fiscal 1996, an increase of $194,000 or 9%. These expenses have decreased as a percentage of revenues as absolute spending has increased at a slower rate than the growth in revenues.

     Income taxes were $22,000 for the six months ended February 28, 1997 compared to $7,000 for the same period in fiscal 1996, an increase of $15,000 or 218%. The increase was due to increased taxable income. The Company's effective tax rate was reduced substantially by the utilization of federal and state tax net operating loss carryforwards. The future availability of carryforwards may be limited by the application of rules relating to a change in control as a result of this offering.

  Fiscal Year Ended August 31, 1996 Compared to Fiscal Year Ended August 31,
1995

     Product sales were $15.2 million in fiscal 1996 compared to $11.9 million in fiscal 1995, an increase of $3.3 million or 28%. Contract research and development revenues were $3.7 million in fiscal 1996 compared to $2.7 million in fiscal 1995, an increase of $1.0 million or 37%. The increase in product sales was due to increased acceptance of the Company's OEM customers' lower power lasers for certain industrial and medical applications and increased worldwide demand for laser optics for new high power lasers and as replacement parts in installed lasers. The increase in contract research and development revenues was due to the increased number and average size of contracts awarded to the Company.

     Gross profit on product sales was $5.3 million in fiscal 1996 compared to $3.9 million in fiscal 1995, an increase of $1.4 million or 37%. Gross profit on contract research and development revenues was $771,000 in fiscal 1996 compared to $655,000 in fiscal 1995, an increase of $116,000 or 18%. Gross margin on product sales increased to 34.9% in fiscal 1996 from 32.6% in fiscal 1995. The increase in gross margin was primarily due to improved manufacturing efficiencies resulting from higher manufacturing volume and from increased production in Mexico. Gross margin on contract research and development revenues decreased to 20.8% in fiscal 1996 from 24.1% in fiscal 1995. The decrease was primarily due to a cost-sharing contract that supplemented internal funding of technology development for microlasers and microlaser based projection displays.

     Microlaser internal research and development expenses were $2.0 million in fiscal 1996 compared to $2.1 million in fiscal 1995, a decrease of $103,000 or 5%, due to the transition of certain microlaser development from internal funding to contract funding late in fiscal 1996.

     Selling, general and administrative expenses were $4.3 million in fiscal 1996 compared to $3.6 million in fiscal 1995, an increase of $724,000 or 20%, due primarily to the addition of personnel necessary to support the growth in product sales and the anticipated production of microlasers and to a lesser extent Company-wide bonus accruals; no bonuses were accrued in 1995. These expenses decreased as a percentage of revenues as absolute spending increased at a slower rate than the growth in revenues.

  Fiscal Year Ended August 31, 1995 Compared to Fiscal Year Ended August 31,
1994

     Product sales were $11.9 million in fiscal 1995 compared to $10.2 million in fiscal 1994, an increase of $1.7 million or 17%. Contract research and development revenues were $2.7 million in fiscal 1995 compared to $1.7 million in fiscal 1994, an increase of $1.0 million or 57%. The increase in product sales was due to increased worldwide demand in both industrial and medical markets for laser optics for new lasers and as replacement parts in installed lasers. The increase in contract research and development revenues was due to the increased number and average size of contracts awarded to the Company.

     Gross profit on product sales was $3.9 million in fiscal 1995 compared to $3.6 million in fiscal 1994, an increase of $257,000 or 7%. Gross profit on contract research and development revenues was $655,000 in fiscal 1995 compared to $419,000 in fiscal 1994, an increase of $236,000 or 56%. Gross margin on product sales decreased to 32.6% in fiscal 1995 from 35.5% in fiscal 1994, primarily due to competitive pricing pressures. Gross margin on contract research and development revenues decreased to 24.1% in fiscal 1995 from 24.3% in fiscal 1994, due to cost increases that were not covered by increased prices.

     Microlaser internal research and development expenses were $2.1 million in fiscal 1995 compared to $1.0 million in fiscal 1994, an increase of $1.1 million or 111%. Fiscal 1995 expenditures included a full year of development activity under a joint development agreement with Proxima compared to seven months in fiscal 1994. Other internal research and development expenses were $786,000 in fiscal 1995 compared to $585,000 in fiscal 1994, an increase of $201,000 or 34%, due to increased internal funding of new product development of laser optics and optical assemblies.

     Selling, general and administrative expenses were $3.6 million in fiscal 1995 compared to $3.2 million in fiscal 1994, an increase of $378,000 or 12%, due to the addition of personnel and related increases in compensation. These expenses have decreased as a percentage of revenues as absolute spending has increased at a slower rate than the growth in revenues.

     Net interest expense was $326,000 in fiscal 1995 compared to $268,000 in fiscal 1994, an increase of $58,000 or 22%, due primarily to higher interest rates on the portion of the Company's debt with interest rates based on the prime rate.

     Income taxes were $23,000 in fiscal 1995 and were for state income taxes. There were no income taxes in fiscal 1994.

QUARTERLY RESULTS

     The following table presents certain unaudited consolidated quarterly financial information for fiscal 1996 and the first two quarters of fiscal 1997. In the opinion of the Company, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein. Operating results for any quarter are not necessarily indicative of results for any future period or for a full fiscal year.

                                                                        QUARTER ENDED
                                                --------------------------------------------------------------
                                                              FISCAL 1996                      FISCAL 1997
                                                ----------------------------------------   -------------------
                                                NOV. 30,   FEB. 29,   MAY 31,   AUG. 31,   NOV. 30,   FEB. 28,
                                                  1995       1996      1996       1996       1996       1997
                                                --------   --------   -------   --------   --------   --------
                                                                       ($ IN THOUSANDS)
Revenues:
  Product sales...............................   $3,352     $ 3,528   $4,262     $4,052     $4,060     $ 3,935
  Contract research and development...........      782         900      980      1,051      1,562       1,567
                                                 ------      ------   ------     ------     ------      ------
          Total revenues......................    4,134       4,428    5,242      5,103      5,622       5,502
                                                 ------      ------   ------     ------     ------      ------
Costs and expenses:
  Cost of product sales.......................    2,224       2,377    2,879      2,408      2,730       2,745
  Contract research and development...........      581         681      769        911      1,315       1,187
  Microlaser internal research and development(1)...     477      638    554        299         48          51
  Other internal research and development.....      179         167      172        203        152         138
  Selling, general and administrative.........    1,039       1,044    1,079      1,144      1,169       1,109
                                                 ------      ------   ------     ------     ------      ------
          Total cost and expenses.............    4,500       4,907    5,453      4,965      5,414       5,230
                                                 ------      ------   ------     ------     ------      ------
Income (loss) from operations.................     (366)       (479)    (211)       138        208         272
  Interest expense, net.......................       70          82       74         74         67          78
                                                 ------      ------   ------     ------     ------      ------
Income (loss) before income taxes.............     (436)       (561)    (285)        64        141         194
Income taxes..................................        4           3        3          3         12          10
                                                 ------      ------   ------     ------     ------      ------
Net income (loss).............................   $ (440)    $  (564)  $ (288)    $   61     $  129     $   184
                                                 ======      ======   ======     ======     ======      ======

                                                                (AS A PERCENTAGE OF REVENUES)
                                                --------------------------------------------------------------
Revenues:
  Product sales...............................     81.1%      79.7%     81.3 %     79.4%      72.2%      71.5%
  Contract research and development...........     18.9       20.3      18.7       20.6       27.8       28.5
                                                 ------     ------    ------     ------     ------     ------
          Total revenues......................    100.0      100.0     100.0      100.0      100.0      100.0
                                                 ------     ------    ------     ------     ------     ------
Costs and expenses:
  Cost of product sales(2)....................     66.3       67.4      67.6       59.4       67.2       69.8
  Contract research and development(2)........     74.3       75.7      78.5       86.6       84.2       75.8
  Microlaser internal research and
     development(1)...........................     11.5       14.4      10.6        5.9        0.9        0.9
  Other internal research and development.....      4.3        3.8       3.3        4.0        2.7        2.5
  Selling, general and administrative.........     25.1       23.6      20.6       22.4       20.8       20.2
          Total cost and expenses.............    108.9      110.8     104.0       97.3       96.3       95.1
Income (loss) from operations.................     (8.9)     (10.8)     (4.0)       2.7        3.7        4.9
  Interest expense, net.......................      1.7        1.8       1.4        1.5        1.2        1.4
Income (loss) before income taxes.............    (10.6)     (12.6)     (5.4)       1.2        2.5        3.5
          Income taxes........................      0.1        0.1       0.1         --        0.2        0.2
Net income (loss).............................    (10.7)     (12.7)     (5.5)       1.2        2.3        3.3

---------------
(1) Prior to fiscal 1997, microlaser research was funded internally primarily using funds provided through the sale of equity securities.

(2) Cost of product sales and cost of contract research and development revenues are stated as percentages of product sales and contract research and development revenues, respectively.

     The Company's results of operations may vary significantly from time to time due to a number of factors, including the timing of receipt of orders from customers, the timing of new product introductions, variations in product mix, competitive pricing pressures, the delay between incurring expense to expand manufacturing capacity, and the realization of benefits from the added capacity, and seasonal and foreign exchange factors related to international sales. See "Risk
Factors -- Fluctuation in Quarterly Performance."

     Product sales include high unit price orders for custom optics and coating and diamond turning services. Shipments of custom orders can cause significant fluctuations in product sales from quarter to quarter. For example, the results of operations for the quarter ended May 31, 1996 included unusually high product sales attributable to custom orders. In addition, actions taken by the Company to increase capacity in the latter part of the first quarter and throughout the second quarter of fiscal 1997 restricted the Company's ability to maintain shipments to keep pace with increased orders. As a result, product sales were slightly lower in the second quarter of fiscal 1997 when compared to the preceding three quarters, and the backlog of product orders increased 20% from the start of the fiscal year to $3.6 million at February 28, 1997. The Company believes that recent expansion of operations in Mexico and the addition of polishing and thin film coating equipment will enable it to increase product shipments to meet customer demand.

     In the second quarter of fiscal 1997, gross margin on product sales was 30.2%, compared to an average of 36.7% for the preceding two quarters. The lower gross margin was due to the impact on ongoing operations of facility expansion in the United States and Mexico, additional engineering and material costs to improve manufacturing processes and discounts provided to foreign distributors to offset the impact of the stronger U.S. dollar.

     Based on all of the above factors, as well as factors discussed elsewhere in this Prospectus, the Company believes that quarter-to-quarter comparisons of its results of operations and components thereof are not necessarily meaningful and should not be relied upon as indications of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     From inception, the Company has financed operations through cash generated by operating activities, private placements of debt and equity securities and bank loans. In 1987, Union Miniere purchased the Debentures and shares of Common Stock for total consideration of $2.8 million. From May 1993 to June 1996, Proxima purchased shares of Common Stock and shares of Series A Preferred Stock for total consideration of $6.7 million.

     For the three year period ended August 31, 1996, purchases of capital equipment and investments in other assets were funded by equity investments and by long term borrowings. For the six months ended February 28, 1997, purchases of capital equipment and investments in other assets were funded by available cash and bank advances that will be converted to a term loan on August 1, 1997.

     The Company maintains a $2.0 million secured bank line of credit which had outstanding borrowings of $774,000 at February 28, 1997. The line of credit expires on March 1, 1998 and bears interest at the bank's prime rate plus one percent. The Company intends to use a portion of the net proceeds to the Company from the offering to repay the outstanding balance on the line of credit. See "Use of Proceeds."

     Substantial additional capital funds will be required to acquire capital equipment to increase capacity and automate production of laser optics and to manufacture, assemble and test planned new microlaser products. The Company will also require funds for facility expansion and investments in working capital and other assets. The Company anticipates that net proceeds of this offering, together with existing sources of cash and anticipated funds from operations, will satisfy the Company's projected working capital and capital expenditure requirements for at least the next 12 months. The timing and amount of additional capital requirements depend on a number of factors, including successful completion of development and commercialization efforts, the cost of plant, equipment and infrastructure to support manufacturing of products under development, and the amount of working capital necessary to start-up and maintain operations supporting new products. There can be no assurance that additional capital would be available. The lack of such capital would have a material adverse effect on the Company's business, financial condition and results of operations.

INFLATION

     The Company does not believe that inflation has had a material impact on its operations or financial results.

                                    BUSINESS

     The following contains forward-looking statements that involve risk and uncertainties. The Company's actual results may differ materially from the results discussed. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

     Laser Power designs, manufactures and markets high performance laser optics for industrial, medical and military lasers and laser systems. Laser optics are precision lenses, reflectors and mirrors used to reflect, collect and focus laser beams. The Company's products are sold to laser system OEMs and end users as original and replacement components in high power CO(2) and other lasers. The Company's core competencies lie in its surface finishings and thin film coatings, which are key elements involved in all high-performance laser optics. The Company believes that its expertise in these areas provides it with a significant competitive advantage.

     The Company's customers use high power CO(2) lasers in a variety of industrial processing applications, such as sheet metal cutting, automobile body welding, surface hardening for engine components and scribing and drilling delicate ceramic circuits. The Company also sells high performance laser optics to medical equipment OEMs for lower power CO(2) lasers used in certain therapeutic and cosmetic procedures, including surgery and skin wrinkle removal. In addition, the Company has developed very low absorption thin film coatings for optics for laser anti-missile systems. The Company also conducts contract research in the development and applications of advanced solid state lasers. Substantially all of the Company's product revenues to date are attributable to the sale of laser optics products for the industrial processing and medical industries.

     The Company has leveraged its expertise in thin film coatings, surface finishing and solid-state lasers to develop proprietary miniature solid-state lasers that are excited or "pumped" by diode lasers. These "microlasers" have significant size advantages, are generally 100 times more energy efficient and have longer estimated lifetimes than conventional gas and solid state lasers. Laser Power shipped the first microlaser evaluation units in March 1997, and expects to begin commercial deliveries of microlasers to a medical equipment OEM to replace gas lasers in dermatology systems by the end of fiscal 1997. The Company believes that microlasers can replace other lasers in additional medical equipment. The Company is also developing microlasers for projection display and telecommunications applications.

INDUSTRY AND MARKET OVERVIEW

  LASER TECHNOLOGY

     The term "laser" is an acronym for "light amplification by the simulated emission of radiation." A laser converts energy into an intense beam of light comprised of a single or limited number of wavelengths. A laser beam may be strong enough to cut sheet metal or may be precise enough to perform eye surgery. To create a laser beam, an external source of energy, such as electricity, light or a chemical reaction, is applied to a lasing medium which becomes excited and emits light. The emitted light is then collected and directed through or by a series of precision optics to form a laser beam.

     The wavelength of the laser beam and therefore its use are determined by the lasing medium. The most common types of lasing mediums are gases, such as CO(2) or argon, semiconductor materials, and solid state crystals, such as YAG.

     The precision optics which collect, form, reflect and transmit the laser beam are crucial to a laser's function. In gas lasers, the lasing medium is encased in a tube with precision optics at either end. These internal optics may direct the beam from one tube to another, may turn the beam back on itself to further energize the lasing medium or may allow part of the beam to exit the tube while turning the rest of the beam back on itself. Conventional solid state lasers are similar except that the tube is replaced by a laser crystal rod. In addition to the internal optics, a number of external precision optics may be used to deliver the beam for its intended application. These external optics may include mirrors, beam splitters, focusing lenses and other special function optics.

     High power CO(2) lasers are widely used in industrial applications, such as welding automobile bodies, scribing delicate ceramic circuits and sheet metal cutting. CO(2) lasers offer greater quality, speed, flexibility and automation than conventional cutting and welding technologies. There are an estimated 24,000 CO(2) laser systems currently installed with approximately 3,200 additional systems estimated to be installed in 1997. These systems generally contain 10 or more optics which must be replaced regularly as they become worn or are contaminated. The Company estimates that in 1997 the market for optics for use in high power CO(2) lasers will be approximately $60 million, of which $40 million will be sales of optics to replace worn or contaminated optics.

                         [line drawing of CO(2) laser]

     Lower power CO(2) lasers and argon lasers are used in medical and cosmetic procedures, including heart surgery and the removal of tattoos and skin wrinkles. Laser procedures reduce blood loss and post-operative pain compared to other procedures.

     Lasers employing a semiconductor medium (diode lasers) are used in printers, compact disk players and telecommunications equipment. Diode lasers can also be used to excite or "pump" solid state lasers. Solid state lasers, which employ crystals as the lasing medium and are energized by light from lamps, are used in various industrial, medical and biotechnology applications. Recently, laser engineers have developed small, highly efficient solid state lasers that are energized by diode lasers (diode pumped solid state lasers or "DPSSLs"). Because of their small size and high efficiency, DPSSLs may address many of the applications currently served by other lasers and may create new applications. Microlasers are miniature DPSSLs.

PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

  HIGH PERFORMANCE LASER OPTICS PRODUCTS

     The Company produces optics, including total reflectors, output couplers, beam splitters and lenses, for use in high power industrial, medical, scientific and military lasers. The Company's expertise in the area of surface finishing and, in particular, thin film coatings, are critical to producing high performance laser optics. In general, the performance of an optic is primarily dependent on the quality of the thin film coating. Thin film coatings include various reflective coatings for mirrors and transmissive and partially transmissive coatings for lenses, beam splitters and output couplers. The Company believes that the high quality of its thin film coatings and its commitment to customer service enhance its reputation as a supplier of high power and technically advanced laser optics.

     CO(2) Optics. Reliable operation of high power CO(2) lasers requires high quality, low absorption optical elements. The Company supplies substantially all types of optics used in CO(2) lasers and laser systems. Such optics fall broadly into two categories: transmissive zinc selenide and reflective metal optics.

     Zinc selenide is the substrate material of choice for high power CO(2) laser transmissive optics such as lenses, output couplers and beam splitters because of its low absorption of laser energy. Generally, zinc selenide optics with low absorption thin film coatings are able to handle up to three kilowatts of power. As laser power increases to the multi-kilowatt range, reflective metal optics replace transmissive optics in certain applications.

     Reflective metal optics (such as folding mirrors, phase shifting mirrors, beam bending mirrors and focusing mirrors) utilize a metal substrate, such as copper. Metal optics are fabricated by conventional polishing or single-point diamond turning, a process which involves cutting by gem quality diamonds to create a mirror finish. The Company is a leader in the uses of state-of-the-art, single-point diamond turning methods to produce both standard metal optics and those with complicated surfaces such as aspheres, parabolas and hyperbolas, which are used with higher power CO(2) lasers. The Company's state-of-the-art fabrication and thin film coating technologies have earned Laser Power a reputation as a leading manufacturer of zinc selenide and metal optics.

     The Company supplies zinc selenide and metal optics to high power CO(2) laser and laser system manufacturers and to the aftermarket as replacement parts. The aftermarket portion of the Company's optics business is growing rapidly as industrial applications of CO(2) lasers proliferate worldwide. Because CO(2) laser optics wear or become contaminated (average lifetime is estimated to be 1,000 to 2,000 hours), every new laser installed increases the market for replacement optics. In order to meet this growing aftermarket demand, the Company provides same day shipment of critical replacement optics for most high power CO(2) lasers.

     Military Products. Working with Lockheed Martin Corporation ("Lockheed Martin") and TRW, Inc. ("TRW"), the Company has developed thin film coatings utilized in ongoing U.S. government programs to develop laser weapons for missile defense. The Company has developed very low absorption thin film coatings for uncooled optics, which are critical to a space-based laser for defense against long range ballistic missiles. By using uncooled optics, the weight of the laser system is reduced by approximately one-half, allowing the laser to be boosted into orbit using one rocket instead of two. The Company continues to develop these coatings for Lockheed Martin. The Company has also developed coatings for TRW for use in ground-based lasers to defend against short-range missiles. In addition, the Company has supplied coatings for uncooled optics to TRW for an airborne laser defense system for use against shorter range battlefield theater ballistic missiles.

     The technology used to produce coatings for these weapons-grade lasers is derived from technology used by the Company for CO(2) laser optics. The Company believes that participation in these military programs fosters continued improvement in CO(2) optics technology and that these improvements provide a significant competitive advantage.

  PRODUCTS UNDER DEVELOPMENT

  Optics Products

     At laser power levels above three kilowatts, zinc selenide loses its ability to resist distortion and is often replaced by more expensive, beam quality limiting solutions such as aspheric metal optics or aerodynamic windows. However, the Company's Turbo Cooled technology enables zinc selenide optics to function efficiently even at power levels up to the 10 to 20 kilowatt range. In addition, the Company's MP-5 technology will enhance the performance of zinc selenide optics because it has 25%-50% less absorption than many commercial thin film coatings. The Company believes it will continue to be a leading supplier in CO(2) laser optics as the industrial CO(2) laser industry continues to use higher laser power.

     Turbo Cooled refers to the Company's patented proprietary cooling design for optical assemblies. Turbo Cooled optical assemblies incorporate transmissive zinc selenide optics that operate with less distortion of the laser beam and at much higher power levels than conventionally cooled optics. This capacity is important for the industrial CO(2) laser industry's continual drive for higher power and better beam quality. The Company has also developed laser output couplers, focusing systems and beam integrators using this technology.

     MP-5 refers to the Company's new class of proprietary low absorption coatings to replace thorium fluoride based thin film coatings for CO(2) laser optics. Thorium fluoride, a low-level radioactive material, is used by virtually every manufacturer of high performance CO(2) laser optics. MP-5 coatings are significantly less absorbing than thorium fluoride based coatings and are non-radioactive. Low absorption reduces optic heating by the laser beam. Optic heating causes the beam quality to deteriorate diminishing the ability of the laser to perform a useful function. In addition, MP-5 technology will not require the expense of handling, storage and disposal of low level radioactive wastes associated with thorium fluoride. The Company has filed a patent application covering the MP-5 technology. The Company believes that optics manufactured with MP-5 coatings will gain market share and command premium pricing in certain markets. The Company has performed successful beta-site testing and expects to release MP-5 products for commercial sale by the third quarter of fiscal year 1997.

  Microlaser Based Products

     Recently, the Company has developed microlasers, which are miniature DPSSLs. The miniaturization is accomplished by reducing the size of the solid state material to mm or sub-mm dimensions and using laser diodes rather than lamps as an energizing source. Microlasers have significant size advantages over gas and other lasers in areas such as medicine, biotechnology and projection displays. In addition, microlasers are generally 100 times more energy efficient than gas lasers because they consume less electricity in creating their optical output and require less cooling. Microlasers also have longer estimated lifetimes than gas lasers. For example, an argon-ion tube will burnout after 5,000 to 10,000 hours, compared to an estimated lifetime of 10,000 to 15,000 hours for a microlaser. To date, revenues from sales of its microlaser products have been insignificant.

     [line drawing depicting the difference in size and power requirements between a microlaser and an argon-ion laser]

     Green and Blue Microlasers. The Company's green microlaser has size and energy efficiency advantages over gas lasers used in certain medical applications. The Company anticipates manufacturing and selling production quantities of its green microlaser for use in ophthalmology and dermatology in the fourth quarter of fiscal 1997.

     The Company believes its 0.5 blue watt microlaser is the only high power all solid state compact blue laser in existence. This laser has a number of applications in which it can successfully replace argon-ion lasers, such as dentistry, certain biomedical applications, dermatology and printing applications.

     The Company has developed prototype projectors using its blue and green microlasers with red diode lasers to produce high quality images with color quality equaling color movie film. The Company believes that such projectors produce higher resolution and more colors than commercially available projectors. In addition, microlaser based projectors are smaller and microlaser light sources have longer estimated lifetimes compared to conventional light sources. Conventional light sources have average lifetimes of 500-3,000 hours compared to an estimated lifetime of 10,000-15,000 hours for microlaser light sources. The Company expects that microlaser based projectors may also provide advantages in a number of additional applications, including entertainment displays, flight simulators, process and system control room displays, portable large-venue projectors, videowalls and electronic cinema.

     The Company has been awarded several government contracts to develop advanced multi-beam, direct write microlaser projector technology, for which the Company retains commercial rights. Such direct write technology will impress video information directly on the microlaser beams. The beam writes the image directly on to a screen similar to the way an electron beam writes a television image, except that multiple lines are written simultaneously, which enables super high resolution up to 5,000 by 4,000 pixels. The Company has been issued a U.S. patent covering such technology. Since the beam from red diode lasers is not suitable for use in direct write projection systems, the Company plans to develop or acquire a suitable red microlaser to complete development of the technology. There can be no assurance that the Company will be able to complete development of a red microlaser, or if it is unable to develop such a microlaser, that it will be able to acquire the rights to a suitable red laser technology, at a commercially reasonable cost, if at all. If development of direct write technology can be completed, the Company believes that such technology may be the best method to produce the colorful super high resolution images required by electronic cinema.

     In addition, the Company currently has a collaborative arrangement to develop microlasers for a conventional single beam direct write laser based projection display system. Such systems have been commercially available using gas lasers for approximately the past 20 years at very high prices ($200,000 to $500,000). The Company's partner is developing technology which, when available, and when combined with the Company's microlasers, will enable compact high resolution projectors to be built with the ultimate aim of producing high volume, low cost home entertainment systems.

     1550 nm Microlaser. Distributed feedback ("DFB") diode lasers emitting at 1550 nm wavelength are used in the telecommunications industry to transmit fiber optic signals. Such lasers are gaining widespread acceptance in upgrades and new installations of cable television ("CATV") and other telecommunications systems worldwide. Microlasers generally create less signal noise and are capable of generating higher power than DFB lasers. As a result, CATV fiber optic systems employing 1550 nm microlasers will not require amplification to the same extent as DFB lasers and will deliver a higher quality, lower noise signal to the receiver. The Company's 1550 nm microlaser under development employs much of the same design philosophy and proprietary technology developed for its blue and green microlasers, especially key aspects which permit scaling to high power. The Company believes that, if successfully developed, the high output power of a 1550 nm microlaser could eliminate erbium-doped fiber amplifiers ("EDFAs") which are needed to increase the power of existing DFB lasers in CATV head-ends and point-to-point transmitters thereby reducing the system costs. The Company expects to sell its 1550 nm high power microlaser for substantially less than the typical DFB laser EDFA combination, providing an impetus for industry adoption of its 1550 nm microlaser in head-end and high power transmitters.

     The ability of an EDFA to amplify any wavelength between 1530 nm and 1560 nm enables a cost-effective method of increasing information bandwidth and is known as dense wavelength division multiplexing ("WDM"). WDM allows multiple laser beams with different wavelengths to be launched into a single fiber optic and amplified by a single EDFA. Dense WDM has been rapidly embraced by the long-haul carriers for digital transmission because of significant cost and time savings over laying additional fiber optic cable. In addition, the Regional Bell Operating Companies ("RBOCs") and CATV operators are beginning to use dense WDM increasingly as the technology advances, cost of equipment decreases and digital transmission becomes more popular for local traffic. One telecommunications industry market research firm estimates that the market for dense WDM transmitters will grow to $1.3 billion in 2000 and $4.3 billion in 2005, a substantial portion of which will consist of sales of lasers.

     The wavelengths used for dense WDM must be precisely controlled. DFB laser manufacturers are not able to control their semiconductor processes to the level required to produce precise wavelength devices on demand and therefore existing manufacturers must go through a selection process to find devices with the desired wavelengths. Precise temperature control with active feedback is required to keep the wavelength constant over the lifetime of the device. The Company's 1550 nm microlaser under development is expected to be capable of being tuned to any wavelength over the entire dense WDM band. The wavelength could be controlled with a low-cost, passive optical element, and all devices could be manufactured identically, with the desired wavelength selected with an adjustment of the passive optic element. The Company believes these characteristics will provide significant advantages for its 1550 nm microlaser under development in the dense WDM market.

STRATEGY

     The Company's strategy is to expand its current precision optics business and to leverage its core expertise in high performance laser optics, low absorption thin film coatings and solid-state lasers to become a world leader in the manufacture, marketing and sale of microlasers and microlaser based products. Key aspects of the Company's strategy include:

  Continue to Grow High Performance CO(2) Laser Optics Business

     The Company's core competencies in the design and manufacture of high performance laser optics, including its advanced super polishing, diamond turning technologies and thin film coatings have made Laser Power one of the leading suppliers of such components, especially for high power CO(2) lasers. The Company's strategy is to continually improve quality and customer service while lowering production costs and introducing new products, such as the Company's MP-5 coatings and Turbo-Cooled optics. See "-- Products and Products under Development." The Company expects the high power CO(2) laser segment to continue to grow and power levels to continue to rise. As the power of CO(2) lasers increases, an increasing proportion of optics will be Turbo Cooled and metal optics. To meet this increasing demand, the Company will continue to enhance its Turbo Cooled and diamond turned metal optics technologies. The Company believes it is well positioned to meet more stringent requirements for optics used in higher power CO(2) lasers because of its proprietary and state-of-the-art technologies.

  Expand Markets for High Performance Optics Products

     The Company believes that its technologies have applications in markets not currently served by the Company. The Company has developed a coating technology for optics used in weapons-grade lasers, which the Company believes is applicable to the emerging erbium-YAG medical laser optics market as well. The Company also plans to use its technology base developed for CO(2) laser optics and microlaser crystal polishing and coating to produce certain optics for neodymium-YAG lasers, visible lasers and thin film filter coatings for use in dense WDMs.

     In the industrial CO(2) laser market, the Company from time to time designs solutions to customers material processing problems with unique optical-mechanical systems employing the Company's optics and mechanical components. The Company plans to expand this service in the future to increase revenues and enhance the Company's technical reputation in the industrial CO(2) laser market.

  Increase Margins on Optics Products

     The Company has a multifaceted strategy to reduce costs and increase margins on its optics products. To reduce costs, the Company plans to increase automation which will reduce labor costs and improve yields on certain manufacturing processes. The Company also plans to transfer additional labor-intensive operations to its facility in Mexico. To increase margins, the Company plans to intensify its sales efforts on higher margin products such as Turbo Cooled optics, and to serve high-performance, high-margin niches in such markets as the emerging high power neodymium-YAG laser market and the dense WDM telecommunication market.

  Market Microlasers for Existing Industrial and Medical Applications

     The Company intends to exploit the superior size and energy efficiency characteristics of its microlasers to replace existing gas and solid state lasers currently utilized in certain medical, industrial and other applications. The Company has recently shipped three prototype green microlasers to a medical laser OEM and negotiated a supply contract under which it expects to begin shipping small quantities per month prior to fiscal year end 1997.

  Develop and Market Microlasers for CATV and Telecommunications Applications

     The Company is developing a high power, low noise 1550 nm microlaser that it believes will provide substantial performance and cost advantages over certain existing CATV transmission systems that are based on 1550 nm semiconductor diode DFB lasers and EDFAs. In addition, the ability to tune and control the microlaser's wavelength at any point over the entire EDFA wavelength acceptance band will provide advantages over existing lasers used in digital CATV and telecommunications applications.

  Develop and Market Microlasers for High End Projection Display Applications

     The Company has developed blue and green microlasers and is developing a red microlaser, all of which can be arrayed together as the light source for a high-end display projector. The Company believes that microlaser based projectors will have significant performance and size advantages over existing high-end lamp based and CRT based projectors.

  Supplement Product Development Activities Through Contract Funding

     The Company will opportunistically secure research contracts that will enhance and advance its products under development. The Company has spent approximately $9.4 million on microlaser development and related display technology programs, substantially all of which was paid for through joint ventures with strategic partners such as the U.S. government and Proxima. See "-- Research and Development" and "Certain Transactions."

  Expand Capabilities Through Strategic Alliances and Acquisitions

     Through alliances with other companies, Laser Power has enhanced its high performance laser optics technologies, broadened its research activities and developed its microlaser technology. The Company believes that similar relationships with leading companies in the medical equipment, high end projection display and telecommunications industries will facilitate its entry into those markets. In addition, the Company will continue to acquire technologies or other companies that complement its current technologies.

SALES AND MARKETING

     As of February 28, 1997, Laser Power employed 19 persons in sales and marketing at sales offices in the U.S. and Belgium. The Company promotes its optics and intends to promote its microlaser based products to OEM and end-user customers through a multi-faceted program which includes trade journal advertising, catalog distribution, direct mail promotion, field sales presentations, technical seminars, trade show exhibits and direct telemarketing. The Company sells its optics products through its direct sales force in the U.S. and Belgium and through its distributors in the rest of the world. The Company intends to sell its microlaser based products in North America, Europe and Asia through a direct sales force and through distributors.

RESEARCH AND DEVELOPMENT

     The Company believes that future success depends in large part on its ability to complete products under development, to continue to enhance its existing products and to develop new products. As of February 28, 1997, the Company had 54 employees performing research and development in the U.S. and Belgium. Under contracts for customers and strategic partners as well as internal Company funds, the Company spent $2.9 million, $4.9 million and $5.6 million during fiscal years 1994, 1995 and 1996, respectively, and $2.7 million and $2.9 million in the six months ended February 29, 1996 and February 28, 1997, respectively.

     The Company expended $1.7, $3.0 and $1.9 million in fiscal years 1994, 1995 and 1996, respectively, and $0.8 and $0.6 million in the six months ended February 29, 1996 and February 28, 1997 respectively, or approximately 57%, 61%, 34%, 29%, and 22% of the total research and development funds, respectively, to fund core optical research and development and to increase manufacturing efficiency. For example, the Company has been developing MP-5, a new class of proprietary low absorption, non-radioactive coatings for high power CO(2) lasers. The Company also has developed optics and thin film coatings for lasers used in the defense industry. Current products under development include low absorption thin film coatings for non-metal uncooled optics in sizes up to approximately one-half meter in diameter. If adequate contract funding can be secured, the Company intends to extend this production technology to produce thin film coatings for uncooled optics in sizes greater than one meter in diameter. There can be no assurance that the red microlaser, the 1550 nm microlaser, MP-5, uncooled optics on the scale required by the military or any of the Company's products under development will be successfully developed or commercially available in the future. See "-- Products Under Development" and "Risk Factors -- Development and other Risks Relating to Microlasers Technologies."

     The Company expended $1.2, $1.9 and $3.7 million in fiscal years 1994, 1995 and 1996, respectively, and $1.9 and $2.3 million in the six months ended February 29, 1996 and February 28, 1997, respectively, or approximately 43%, 39%, 66%, 71% and 78% of the total research and development funds, respectively, to fund research and development, for microlasers and microlaser based projection technology. The Company has developed proprietary technologies which allow the extraction of large amounts of power out of small laser crystals, enabling the production of lasers producing more visible power per unit volume than existing gas or solid-state laser technology. The Company's 0.5 watt blue microlaser and 3.0 watt green microlaser are the first products to be developed using these technologies. The Company has been able to leverage its microlaser technology to secure projection display contracts leading to the development of proprietary, large screen projection display and head-mounted display technologies. The Company believes that the development stage 1550nm microlaser has significant advantages over existing 1550nm laser technology. The Company expects this microlaser, originally developed under a U.S. Air Force satellite communications contract, to have broad applications for CATV and long-haul, head-end and dense WDM fiber-optic telecommunications.

     As of February 28, 1997, the Company had contracts with $2.5 million in future funding for continued research on various display technologies, including the continued development of the Company's red microlaser for its projector. The Company is developing a high resolution multimedia microlaser projector in partnership with Proxima, under a contract with the U.S. Department of Commerce. In addition, Laser Power is developing what it believes to be the first digital color technology to project accurate colors for front and rear projection systems under a contract with Defense Advanced Research Projects Agency. In July 1996, the Company entered into a collaborative agreement to develop microlasers for a development stage projection display system. Additionally, the Company and Evans and Sutherland Computer Corporation have been funded by the U.S. Air Force to jointly develop advanced microlaser based projection displays for advanced military training systems.

     The Company is also continuing to develop its 1550nm microlaser technology for telecommunications applications. Additionally, the Company has contracts with the U.S. Army, Air Force and Navy to develop microlasers for various other telecommunication applications.

MANUFACTURING

     The Company manufactures high performance laser optics, microlasers and related components. Some materials and components are available only from single suppliers. See "Risk Factors -- Dependence on Sole and Limited Source Suppliers."

     The Company manufactures optics at its San Diego and Mexico facilities. Thorium fluoride and zinc selenide are important to the manufacture of optics. The Company purchases all of its thorium fluoride for use in its low absorption thin film coating processes from Cerac, who the Company believes is the sole source for high quality thorium fluoride. Any interruption or cessation of supply by Cerac would have a material adverse effect on the Company's business, financial condition and results of operations. While the Company is developing MP-5, an alternate low absorption thin film coating technology, there can be no assurance that such an alternative can be fully developed. See "Risk
Factors -- Dependence on Sole and Limited Source Suppliers."

     In the case of zinc selenide, a critical raw material in the manufacture of optics, the Company currently relies exclusively on one supplier, Morton's Advanced Materials Division. To date, the Company has not experienced any material difficulties in the adequacy or the quality of the zinc selenide delivered. If any such problem arises in the future, the Company would have to seek an alternate supplier. However, there can be no assurance that the Company would be able to secure sufficient inventory of zinc selenide to produce sufficient product to meet its customers' needs. A transition to alternate arrangements would involve additional costs and delays in production. See "Risk Factors -- Dependence on Sole and Limited Source Suppliers."

     The Company's microlasers are assembled from component parts at the Company's San Diego facility. The Company purchases component parts for its microlasers, including laser crystals, nonlinear crystals, and semiconductor diode lasers, from various sources around the world. The Company believes its suppliers can supply the components in the quantities, with the quality and at the prices required by the Company for volume production of microlasers for medical, dental, telecommunications, industrial, display and other general applications of the Company's microlaser products under development. However, none of the Company's suppliers of microlaser component parts have experience in supplying these components with the Company's specifications at the increased volumes that the Company needs to achieve its growth goals. The Company does not have long term or volume purchase agreements with any of its suppliers and currently purchases components on a purchase order basis. See "Risk
Factors -- Limited Microlaser Manufacturing Experience; Scale-up Risk."

     Moreover, the Company has no experience in producing microlasers other than in small developmental quantities. The Company must increase its manufacturing capability to polish and coat volume quantities of microlaser and nonlinear crystals and to perform the required complex assembly steps. Such an increase in its manufacturing capabilities will require significant scale-up expenditures and additions to the Company's facilities. See "Risk Factors -- Limited Microlaser Manufacturing Experience; Scale-Up Risk."

PATENTS AND PROPRIETARY RIGHTS

     Laser Power's patent portfolio includes four patents issued by the USPTO and one patent granted by the European Patent Office (the "EPO"), subsequently filed in five European countries. The Company has filed nine patent applications with the USPTO, two patent applications in foreign jurisdictions and has been granted licenses to two patent applications owned by Proxima filed with the USPTO. One of the Company's U.S. patents, issued in November 1996, covers certain aspects of the Company's blue microlaser technology and another, issued in July 1996, covers the Company's direct write concept and other aspects of display technology associated with microlasers. One of the Company's U.S. patents, issued in July 1992, covers basic technology behind the Company's Turbo-Cooled optic products; the Company's patent granted by the EPO in April 1993 covers this same technology. Many of the Company's pending patent applications relate to microlaser technology. One pending U.S. patent application relates to the Company's MP-5 low absorption coating. The two pending U.S. patent applications licensed from Proxima cover certain aspects of microlaser display technology.

     Because of lesser protection afforded by and the high cost of pursuing patents in certain foreign jurisdictions, the Company has elected not to seek patent protection for certain of its inventions covered by its U.S. patents in foreign jurisdictions. Nevertheless, the Company intends to selectively pursue foreign patent filings where the cost of and protection afforded by such patents, if issued, are justified. However, the Company in general believes that in certain cases obtaining foreign patents may be much less useful than obtaining domestic patents because of differences in patent laws and costs of patent enforcement, and further believes that the protection provided by foreign patents, if obtained, and any other foreign intellectual proprietary protection may be weaker than that provided domestically.

     Laser Power's continued success will depend in part on its ability to obtain patent protection for its products and processes, and to operate without infringing the proprietary rights of third parties. There can be no assurance that patent applications filed by Laser Power will result in patents being issued, that the claims of such patents will offer significant protection of the Company's technology, or that any patents issued to or licensed by Laser Power will not be challenged, narrowed, invalidated or circumvented. The Company may also be subject to legal proceedings that result in the revocation of patent rights previously owned by or licensed to Laser Power, as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that Laser Power will be able to obtain such licenses on acceptable terms, if at all.

     In addition, there may be pending or issued patents held by parties not affiliated with Laser Power that relate to the technology utilized by Laser Power. As a result, Laser Power may need to acquire licenses, to assert infringement of, or contest the validity of, such patents or other similar patents which may be issued. Laser Power could incur substantial costs in defending itself against patent infringement claims, interference proceedings, opposition proceedings or other challenges to its patent rights made by third parties, or in bringing such proceedings or enforcing any patent rights of its own.

     The laser optics and laser industries have a history of patent litigation and will likely to continue to have patent litigation suits concerning laser technologies. A number of laser optic, laser component and laser manufacturing companies maintain and continue to develop patent positions that could prevent Laser Power from using technology covered by these patent positions. However, the commercial success of the Company depends in part on neither infringing patents or misappropriating proprietary rights of third parties nor breaching licenses that may relate to the Company's technologies and products. The patent positions of laser optic, laser component and laser manufacturing companies, including the Company, are generally uncertain and involve complex legal and factual questions. In addition, the Company has received invitations from third parties to license patents owned by third parties. Any action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborative partners to obtain a license in order to continue to develop, manufacture or market the affected products and processes. There can be no assurances that the Company or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the Company's area of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have material adverse effect on the Company's business, financial condition and results of operations.

     The Company has a license to certain technology used in its blue microlaser. The Company has received a letter from a third party claiming that the Company's license was granted improperly by the licensor. While the Company believes that such license was properly granted, there can be no assurance that the Company's license would not be voided if subjected to a legal challenge. In such an event, there can be no assurance that the Company would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license would result in a material adverse effect to the Company's business, financial condition and results of operations.

     The Company is aware that patents held by other laser companies may relate to the Company's microlaser technology. The Company does not believe it infringes on such laser companies' patents and that it has adequate design-arounds if it is held to be infringing. Nevertheless, for certain cost or strategic reasons, the Company believes it may be advantageous to enter into license agreements with such laser companies. The Company is currently negotiating to obtain licenses from such parties for certain technology covered by such patents. However, there can be no assurance that the Company will obtain the license(s) on favorable terms, if at all. If it is determined that the patents held by these other laser companies do cover the Company's technology, the Company's inability to obtain licenses for such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has developed certain of its proprietary technology pursuant to development contracts including contracts with federal government agencies. Under standard provisions in government contracts, the government may retain certain rights in technology developed under such contracts. In addition, the Company has granted significant rights to third parties under such contracts. The Company's strategy is to continue to develop a significant portion of its proprietary technology pursuant to funding received from development contracts. There can be no assurance that the Company will be able to continue to obtain funding for the development of its proprietary technology, or that, if received, the Company will obtain rights to such technology sufficient to permit the Company to develop and market new products or to prevent third parties from using such technology to compete with the Company.

     In addition to patent protection, Laser Power also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to expand and bolster its competitive position. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements are intended to enable the Company to protect its proprietary information by controlling the disclosure and use of technology to which it has rights and provide for ownership by the Company of proprietary technology developed at the Company or with the Company's resources. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by Laser Power could adversely affect its business. See "Risk Factors -- Dependence on Patents and Proprietary Rights."

     The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the high technology and physics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for certain technologies in which it may have a commercial interest.

COMPETITION

     The industries in which the Company sells its products are highly competitive. Laser Power's competitive position depends upon a number of factors, including the price and performance of its products, the level of customer service, the quality of its manufacturing processes, the compatibility of its products with existing laser systems and Laser Power's ability to participate in the growth of emerging technologies, such as microlasers and their application to industries already served by gas and solid state lasers. In the optics market, Laser Power primarily competes with II-VI, Coherent and Sumitomo. In the combined industrial and medical laser optics market, the Company estimates that it had a 27% market share in 1996, compared to a 50% share held by II-VI for the same period. In addition, II-VI produces its own supply of zinc selenide. The Company uses zinc selenide as the substrate for 40% to 50% of the CO(2) laser optics sold by the Company and purchases this raw material from Morton.

     With regard to the Company's microlaser based products under development, the Company faces competition from gas, solid-state and DFB laser manufacturers who already service this market as well as from lamp manufacturers who are developing lamps with extended lives for projection display. Competitive factors in the market for microlaser applications include price, product performance and reliability, strong customer support and service, customer relationships and the breadth of product line. In this market, the Company faces competition from companies that have substantially greater financial, engineering, research, development, manufacturing, marketing, service and support resources, greater name recognition than the Company and long-standing customer relationships. Specifically, the Company believes that its main competitors regarding its products under development will be Spectra Physics, Coherent, Uniphase, Lightwave Electronics, Liconix, Omnichrome and Edinburgh Instruments. With respect to CATV 1550 nm microlaser transmitters for supply to OEMs, the Company believes its competitors will be Harmonic Lightwave, Ortel, Synchronous Communications, Uniphase, SDL, ATx-Scientific Atlanta, Fujitsu, Lucent and Nortel. Other CATV equipment suppliers as well as other laser companies who may develop microlaser based products which compete directly with the Company's microlaser based products may also enter this market.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     The Company uses or generates certain hazardous substances in its research and manufacturing facilities. The Company believes that its handling and disposal of such substances is in material compliance with applicable local, state and federal environmental, safety and health regulations at each operating location. The Company invests substantially in proper protective equipment, process controls and specialized training to minimize risks to employees, surrounding communities and the environment due to the presence and handling of such hazardous substances. The Company conducts monthly workplace monitoring regarding such substances. When exposure problems or potential problems have been indicated, corrective actions have been implemented and re-occurrence has been minimal or non-existent. The Company does not carry environmental impairment insurance.

     The Company uses a low-level radioactive material called thorium fluoride to manufacture low absorption thin film coatings. The use, storage and disposal of this material is governed by the State of California which recently inspected and licensed the Company's facilities and procedures. All thorium fluoride bearing by-products are collected and stored on site at the Company until California develops low-level radioactive waste storage capability. The Company's non-radioactive coating under development, MP-5, will provide superior performance to certain thorium fluoride coated optics and lessen the environmental hazards associated with the special use, storage and handling of the low-level radioactive substance. See "-- Research and Development."

     The generation, use, collection, storage and disposal of all other hazardous by-products resulting from the Company's manufacturing of its products and research and development of new products, such as suspended solids containing heavy metals or airborne particulates, are believed by the Company to be in material compliance with local, state and federal regulations. The Company believes that it possesses all of the permits and licenses required for operation. Although the Company is not aware of any material environmental, safety and health problems in its properties or processes, there can be no assurance that problems will not develop in the future which would have a materially adverse effect on the Company.

BACKLOG

     With the exception of military contracts, most customer orders for optics are from stock or for deliveries within one to two months. As a result, backlog of optics orders is typically two to three times monthly sales and was $3.6 million at February 28, 1997, as compared with $3.0 million at February 29, 1996. Backlog of research contracts fluctuates based on the timing of contract awards and was $3.9 million at February 28, 1997, as compared with $3.6 million at February 29, 1996. Backlog of microlaser orders is expected to reflect the longer-term commitments of OEM customers. At February 29, 1997, microlaser backlog was $871,000, consisting of development funding and the purchase of several prototype lasers.

EMPLOYEES

     As of February 28, 1997, the Company had 189 full time and 4 part time employees in the U.S. and 37 full time employees in its foreign subsidiaries. Of the Company's U.S. employees, 14 were engaged in marketing, sales and related customer-support services, 50 in research and development and 129 in operations, administration and finance. See "Risk Factors -- Dependence Upon Key Personnel." None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

     The Company's main facilities and headquarters are located in San Diego, California. These facilities are leased through December 31, 2001. The Company leases approximately 44,000 square feet of space used for manufacturing, research and administrative purposes. The Company also leases facilities in Plymouth, Michigan, Tijuana, Mexico and Ghent, Belgium, consisting of approximately 1,000, 6,000 and 3,900 square feet, respectively. The lease on the Michigan facility is month to month and the leases on the Mexico and Belgium facilities expire in September 1998 and December 1999, respectively. The Company believes that, upon expansion of its manufacturing, research and office space, the Company's facilities will be adequate for its current and projected needs and that additional space will be available as needed.

LEGAL MATTERS

     The Company is not a party to any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers of the Company and directors of the Company continuing after the offering and their ages are as follows:

NAME                               AGE                           POSITION
---------------------------------  ---     ----------------------------------------------------
Glenn H. Sherman, Ph.D...........  54      Chairman of the Board and Chief Executive Officer
                                           President, Laser Power Research Division and
Douglas H. Tanimoto, Ph.D........  57      Director
Richard P. Scherer...............  58      President, Laser Power Optics Division
Dean Hodges, Ph.D................  53      President, Laser Power Microlasers Division
Arthur P. Minich.................  54      President, Laser Power Display Division
Paul P. Wickman, Jr..............  47      Senior Vice President and Chief Financial Officer
William G. Fredrick(1)...........  56      Director
Robert G. Klimasewski............  53      Director
Richard C. Laird(2)..............  50      Director
Kenneth E. Olson(1)(2)...........  60      Director
John C. Stiska(1)(2).............  55      Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Glenn H. Sherman, Ph.D., the founder of the Company, has served as Chairman of the Board and Chief Executive Officer and a director of the Company since 1979. From 1972 to 1979, Dr. Sherman served as a director and Vice President of II-VI, Inc., an electro-optical component manufacturer. Dr. Sherman received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of Illinois at Urbana.

     Douglas H. Tanimoto, Ph.D. has served as the President of the Laser Power Research Division since 1986 and has served as a director of the Company since 1984. Dr. Tanimoto served as the President of the Laser Power Optics Division from 1986 to 1988. Dr. Tanimoto received a B.A. from the University of California, Berkeley and an M.S. and Ph.D in Physics from the University of Oregon.

     Richard P. Scherer has served as President, Laser Power Optics Division, since March 1996. Mr. Scherer served as Senior Vice President, Marketing and Business Development of the Company from 1992 to March 1996. Mr. Scherer received a B.S. in Electrical Engineering from Marquette University.

     Dean T. Hodges, Ph.D. has served as the President of the Laser Power Microlasers Division since March 1996. Dr. Hodges served as President of the Laser Power Optics Division from March 1994 to March 1996. From 1984 to March 1994, Dr. Hodges served as Senior Vice President of Newport Corporation, a manufacturer of instruments for the laser and optics industries. Dr. Hodges received a B.S. in mathematics and physics from Humboldt State College and a Ph.D. in Applied Physics from Cornell University.

     Arthur P. Minich, a consultant of the Company, has served as President of the Laser Power Display Division since December 1996. Mr. Minich has agreed to become an employee of the Company upon the closing of this offering. From 1992 to November 1996, Mr. Minich served as Chief Technical Officer and Vice President, Research and Development of Proxima Corporation, a manufacturer of computer display projectors. From 1990 to 1992, Mr. Minich founded and served as Chairman of the Board of Directors of PIVOTAL Corp., a developer of object oriented business process engineering software. From 1988 to 1990, Mr. Minich served as the Business Unit/Group General Manager of Eastman Kodak Company's digital imaging systems business. Mr. Minich received a B.S. in Electrical Engineering from Iowa State University and an M.S. in Electrical Engineering/Computer Science from the Hewlett-Packard Honors Cooperative Program.

     Paul P. Wickman, Jr. has served as Senior Vice President and Chief Financial Officer of the Company since September 1992. From 1983 to 1992, he served as Group Vice President, Finance and Controller of The Titan Corporation, a diversified high technology company. Mr. Wickman received a B.S. in Accounting from San Diego State University and is a Certified Public Accountant.

     William G. Fredrick has served as a director of the Company since 1980. Mr. Fredrick is the founder and President of Laser Mechanisms, Inc., a laser device and accessory manufacturer, since 1980 and Oxid Corporation a laser device and accessory manufacturer, since 1986. Mr. Fredrick received a B.S. in Engineering Physics from the University of Michigan.

     Robert G. Klimasewski has served as a director of the Company since 1980. Mr. Klimasewski has been the President and Chief Executive Officer of Transmation, Inc., an electronic instrumentation manufacturer since 1994. In 1972, Mr. Klimasewski founded Burleigh Instruments, Inc., a scientific instrument and laser manufacturer, and has been Vice Chairman of Burleigh Instruments since 1972. Mr. Klimasewski is also a director of Transmation and Burleigh Instruments. Mr. Klimasewski received a B.S. and M.S. in Optical Engineering from the University of Rochester.

     Richard C. Laird has served as a director of the Company since 1987. Mr. Laird joined Union Miniere Inc. in 1980 and currently serves as Executive Vice President and director. Mr. Laird received a B.S. in Metallurgical Engineering from Michigan Technological University.

     Kenneth E. Olson has served as a director of the Company since October 1994. Mr. Olson is Chairman of Board and acting President and Chief Executive Officer of Proxima. Mr. Olson previously served as President and Chief Executive Officer of Proxima from December 1990 to January 1996. Mr. Olson is a director of Proxima, Lidak Pharmaceuticals and Applied Digital Access, Inc. Mr. Olson received an M.B.A. from Pepperdine University.

     John C. Stiska has served as a director of the Company since April 1987. Mr. Stiska served as outside legal counsel to the Company from 1983 to 1990. In February 1996, Mr. Stiska joined QUALCOMM Incorporated as Corporate Senior Vice President and has served as General Manager of the Technology Applications Division since January 1997. From 1990 to January 1996, Mr. Stiska served as President and Chief Executive Officer of Triton Group Ltd., an operating-holding company that emerged in 1993 from the Chapter 11 bankruptcy proceedings of Triton Group Ltd. and Intermark, Inc. Mr. Stiska received a B.B.A. and J.D. from the University of Wisconsin.

DIRECTORS NOT CONTINUING AFTER OFFERING

     Alain Godefroid, 48, has served as a director of the Company since November 1987 representing Union Miniere, s.a., one of the Company's investors. Mr. Godefroid joined Union Miniere, s.a. as General Counsel in 1978 and currently serves as Corporate Vice President, Legal and Environmental Affairs. Mr. Godefroid received an L.L.M. from the University of Texas and a J.D. from the Universite Libre de Bruxelles, Belgium.

     Siegfried Meder, 68, has served as a director of the Company since February 1980. From 1976 until his retirement in 1996, Mr. Meder served as President of American Schack, Inc., a subsidiary of the Schack Corporation, an engineering firm specializing in improving the energy efficiency of industrial processes. Mr. Meder received a Diplom Ingenieur in Chemical Engineering from the Technical University of Aachen, Germany.

     Marc Van Sande, Ph.D., 45, has served as a director of the Company since July 1993. Since 1993, Dr. Van Sande has served as Business Unit Manager, Electro Optic Materials, Union Miniere, s.a. From 1989 to 1993, Mr. Van Sande served as Marketing and Research and Development Manager of the Business Unit Germanium. Dr. Van Sande received a Ph.D. in Solid State Physics from the University of Antwerp, Belgium and an Executive Master in Business Administration from the Institute of Commerce in Antwerp.

OTHER KEY EMPLOYEES

     J. Bryan Blasutta, 44, has served as Vice President of North American Sales of the Laser Power Optics Division since 1995. Prior to 1995, Mr. Blasutta served in a number of managerial positions at the Company. Mr. Blasutta received a B.A. in Communications from Ohio State University and an A.A.S. in Laser Electro Optics from Texas State Technical Institute.

     Dirk Claeys, 46, has served as Commercial Director of Radius Engineering N.V., a wholly owned subsidiary of the Company since 1993. From 1990 to 1993, Mr. Claeys served as Sales Manager of Oerlikon Precision Laser, a Swiss manufacturer of industrial lasers. Mr. Claeys received a degree in electronics engineering from the S.T.S. Institute in Ghent, Belgium.

     Edward J. Danielewicz, Ph.D. 47, has served as Vice President of International Sales of the Laser Power Optics Division since 1993. Dr. Danielewicz has since served in a number of managerial positions since joining the Company in 1981. From 1978 to 1981, Dr. Danielewicz served as Section Leader of the Lasers and Optics Department of the Aerospace Corporation. Dr. Danielewicz received a B.S. in Electrical Engineering from the University of Pennsylvania and a Ph.D. in Electrical Engineering from the University of Illinois at Urbana.

     David Erickson, 47, has served as Vice President of Engineering and Manufacturing Technology of the Laser Power Optics Division since May 1996. From 1986 to 1996, Mr. Erickson served as Director of Manufacturing of Optical Corporation of America.

     Graham Flint, 59, has served as the Company's Chief Technical Officer and Vice President, of the Laser Power Research Division since 1988. From 1977 to 1988, Mr. Flint served as Director of the Air Force Developmental Optics Facility at Martin Marietta Corporation. Mr. Flint received a B.S. in Physics from the University of Birmingham, United Kingdom.

     David E. Hargis, 32, has served as Vice President, Microlaser Technology in the Laser Power Research Division since 1994. Mr. Hargis joined the Company in 1990 as a senior scientist. From 1988 to 1990, Mr. Hargis served as Research Physicist at Energy Compression Research Corporation. Mr. Hargis received a B.S. and M.S. in Physics from the University of California, San Diego.

     Pedram Leilabady, Ph.D., 37, has served as Vice President, Telecommunications Products in the Laser Power Microlasers Division since March 1997. From 1995 to 1997, he served as Market Operations Manager for Lucent Technologies Inc. From 1988 to 1995, Dr. Leilabady held a variety of managerial positions at ATx Telecom Systems, Inc., including Director of Product Management. Dr. Leilabady received a Ph.D. in Physics from the University of Kent, United Kingdom.

     James D. McFarland, 41, has served as Vice President, General Counsel and Secretary since August 1996. From 1995 to August 1996, Mr. McFarland practiced with the law firm of Baker, Maxham, Jester & Meador in San Diego and, from 1991 to 1995, with the firm of Blakely, Sokoloff, Taylor & Zafman in Sunnyvale, California. Mr. McFarland received a B.A. in Economics from the University of Florida, a B.S. in Electrical Engineering from the University of California, San Diego and a J.D. from the University of Florida School of Law.

     Peter Muys, 44, has served as the General Manager of Radius Engineering N.V. since 1990. From 1988 to 1990, Mr. Muys served as Manager of Research and Development at Eurolaser Technology. Mr. Muys received a University Engineer degree in Computer Science from the University of Leuven, Belgium and a University Engineer degree in Physics from the University of Ghent, Belgium.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Messrs. Laird, Olson and Stiska. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

     The Compensation Committee consists of Messrs. Frederick, Olson and Stiska. The Compensation Committee makes recommendations regarding the Company's 1997 Plan and Employee Stock Purchase Plan as well as decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTOR COMPENSATION

     The Company's outside directors receive $1,000 per meeting and $500 per committee meeting as payment for their services as a member of the Board of Directors and are reimbursed for certain expenses in connection with attendance at Board and committee meetings. In January 1995, the Company issued a warrant to purchase 16,666 shares of the Company's Common Stock at an exercise price of $4.50 per share to Kenneth E. Olson. The warrant may be exercised in whole or in part at any time by the holder as long as the holder remains a member of the Board of Directors. The warrant expires in January 2005. In December 1996, the Company issued warrants to purchase up to 20,000 shares of the Company's Common Stock to Union Miniere Inc. and warrants to purchase up to 6,666 shares of the Company's Common Stock to each of John Stiska, Kenneth Olson, Siegfried Meder, Robert Klimasewski and William Fredrick at an exercise price of $4.50 per share. The warrants expire in December 2006. Union Miniere Inc.'s warrant may be exercised in whole or in part at any time by the holder as long as at least one representative of the holder remains a member of the Board of Directors. Following the completion of this offering, non-employee directors will be eligible to participate in the 1997 Plan. In addition, entities affiliated with certain of the directors have, from time to time, entered into transactions with the Company. See "-- Stock Option Plans" and "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Company was at any time an officer or an employee of the Company or serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee other than Mr. Olson who is a director of Proxima.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered to the Company during the year ended August 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                              COMPENSATION(1)
                                                            --------------------         ALL OTHER
NAME AND PRINCIPAL POSITION                 FISCAL YEAR     SALARY($)   BONUS($)     COMPENSATION($)(2)
------------------------------------------  -----------     -------     --------     ------------------
Glenn H. Sherman, Ph.D....................      1996        170,600      25,000             12,200
  Chairman of the Board and Chief
  Executive Officer

Douglas H. Tanimoto, Ph.D.................      1996        145,500      14,500              8,300
  President, Laser Power Research Division
  and Director

Dean T. Hodges, Ph.D......................      1996        140,500      24,000              4,200
  President, Laser Power Microlasers
  Division

Richard P. Scherer........................      1996        139,000      18,000              2,100
  President, Laser Power Optics Division

Paul P. Wickman...........................      1996        110,400      16,000              5,300
  Senior Vice President and Chief
  Financial Officer

---------------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table. There were no long-term compensation awards granted to the Named Executive Officers during the fiscal year ended August 31, 1996.

(2) Includes the value of underlying term life insurance for split dollar life insurance policies that are owned by Named Executive Officers. The policy owners have assigned to the Company the proceeds from termination of the policies or from payment of death benefits in an amount equal to the lesser of the cash surrender value or the cumulative payments made by the Company on their behalf. The insurance premium payments in fiscal 1996 amounted to $10,000, $5,900, $3,800, $2,100 and $3,000 for Messrs. Sherman, Tanimoto,
    Hodges, Scherer and Wickman, respectively. Also includes 401(k) Plan employer matching contributions of $2,200, $2,400, $400, $0 and $2,300 for Messrs. Sherman, Tanimoto, Hodges, Scherer and Wickman, respectively.

     STOCK OPTION PLANS

       1997 Equity Incentive Plan

     In March 1997, the Company adopted the 1997 Plan. The 1997 Plan provides for incentive stock options for employees (including officers and employee directors), and nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights (either independent of or appurtenant to an option) for employees (including officers and employee directors) and non-employee directors and consultants. The 1997 Plan is administered by the Board of Directors, or a Committee appointed by the Board, which determines the option awards to be granted, including exercise prices, number of shares subject to the awards and the exercisability thereof, provided that such terms comply with the provisions of the plan under which the option award is granted. The Company has reserved 1,000,000 shares under the 1997 Plan.

     The term of the stock options granted under the 1997 Plan may not exceed 10 years. The exercise price of options granted under the 1997 Plan is determined by the Board of Directors, but in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant, and, in the case of a nonstatutory stock option, cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the plans vest at the rate specified in the option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death and provided further that a nonstatutory option may be transferred to the extent provided in the nonstatutory option agreement. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and related corporations ceases due to death or disability (unless such options terminate sooner or later by their terms).

     No incentive stock option or award to purchase restricted stock may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock representing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option (100% of the fair market value in the case of restricted stock) on the date of the grant, and the term of the option does not exceed five years from the date of the grant. The aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No optionee shall be eligible for option grants or stock appreciation rights under
the 1997 Plan covering more than        300,000 shares at such time as Section
162(m) of the Internal Revenue Code of 1986 as amended (the "Code") becomes applicable to the 1997 Plan.

     Pursuant to the 1997 Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant, but shares subject to exercised stock appreciation rights will not again become available for the grant. The Board of Directors has the authority to reprice outstanding options and stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

     Restricted stock purchase awards granted under the plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the 1997 Plan may be tandem rights, concurrent rights or independent rights.

     Upon certain changes in control of the Company, all outstanding awards under the 1997 Plan must either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then with respect to persons then performing services as employees, directors or consultants, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control. All other awards shall be terminated if not exercised prior to such event.

     As of April 1, 1997, no options were outstanding under the 1997 Plan. The 1997 Plan will become effective upon the effectiveness of the initial public offering of the Company's Common Stock. The 1997 Plan will terminate in March 2007 unless sooner terminated by the Board of Directors.

  1981 Stock Option Plan

     The Company's Second Amended and Restated 1981 Stock Option Plan (the "1981 Plan") was adopted by the Board of Directors in September 1980, and was subsequently amended in April 1986 and October 1990. The Board has authorized and reserved an aggregate of 666,666 shares of Common Stock for issuance under the 1981 Plan. The 1981 Plan provided for the grant of incentive stock options under the Code and nonstatutory stock options to employees of the Company.

     As of February 28, 1997, the Company had outstanding options to purchase 404,324 shares of Common Stock at a weighted average exercise price of $3.00 under the 1981 Plan. The 1981 Plan has been terminated by the Board of Directors, and no additional options will be granted thereunder, but outstanding options remain exercisable and continue to vest until they terminate in accordance with their terms.

  1993 Stock Option Plan

     The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors in September, 1993. The Board has authorized and reserved an aggregate of 666,666 shares of Common Stock for issuance under the 1993 Plan. The 1993 Plan provided for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of the Company and its affiliates.

     As of February 28, 1997, the Company had granted options to purchase 545,966 shares of Common Stock at a weighted average exercise price of $4.49 under the 1993 Plan. The 1993 Plan has been terminated by the Board of Directors, and no additional options will be granted thereunder, but outstanding options remain exercisable and continue to vest until they terminate in accordance with their terms.

AGGREGATED FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options and warrants held by the Named Executive Officers at August 31, 1996.

                                       NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                             AUGUST 31, 1996 (#)                AUGUST 31, 1996 ($)(1)
                                       -------------------------------     ---------------------------------
                NAME                   EXERCISABLE       UNEXERCISABLE     EXERCISABLE         UNEXERCISABLE
-------------------------------------  -----------       -------------     -----------         -------------
Glenn H. Sherman, Ph.D...............     66,666             10,000          300,000               30,000
Douglas H. Tanimoto, Ph.D............    200,000              6,666          900,000               20,000
Richard P. Scherer...................    120,000             86,666          540,000              380,000
Dean T. Hodges, Ph.D.................     80,000            126,666          240,000              380,000
Paul P. Wickman......................     26,666             46,664          110,000              160,000

---------------
(1) Based on the difference between the assumed initial public offering price of $7.50 per share and the exercise price.

EMPLOYEE STOCK PURCHASE PLAN

     In March 1997 the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The offering period for any offering may be no more than 27 months. The initial offering under the Purchase Plan shall commence on the closing of the Company's initial public offering date of the IPO date and terminate on February 28, 1998. Sequential six-month offerings will occur thereafter.

     Employees are eligible to participate if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year.

Employees who participate in an offering have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the last day of the offering. Employees may end their participation in the offering at any time during the offering period except as otherwise provided in the offering. Participation ends automatically on termination of employment with the Company.

     In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate in March 2007. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

401(K) PLAN

     In September 1988, the Board adopted a tax qualified employee savings and retirement plan covering the Company's employees, as amended and restated effective January 1, 1997 (the "401(k) Plan"). Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 16% of such compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for Company matching and profit sharing contributions of 50% of the employee's contributions to a maximum of 6% of the employee's compensation. Employees become 20% vested in the Company's matching contributions after two years of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. The trustee under the 401(k) Plan, at the discretion of each participant, invests the 401(k) Plan employee salary deferrals and Company contributions in selected investment options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements, dated April 1, 1997, with the following executive officers: (1) Glenn Sherman, Ph.D., Chairman of the Board and Chief Executive Officer, (2) Dean Hodges, Ph.D., President, Laser Power Microlasers Division, (3) Richard Scherer, President, Laser Power Optics Division, (4) Douglas Tanimoto, Ph.D., President, Laser Power Research Division, and (5) Paul Wickman, Jr., Senior Vice President, Treasurer and Chief Financial Officer. Pursuant to such employment agreements, Messrs. Sherman, Hodges, Scherer, Tanimoto and Wickman receive annual salaries of $185,000, $145,000, $147,000, $150,000 and $120,000, respectively. In addition, the Company will enter into an employment agreement with Arthur Minich, President, Laser Power Display Division, upon the closing of this offering at an annual salary of $150,000. Annual bonuses are determined by the Board of Directors. The term of each employment agreement is three years and may be extended by mutual written consent of the parties. Each employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive consulting fees equal to his base salary times the number of months equal to the number of years he would have been employed at the next anniversary date of his employment. As consideration for the consulting fees, the employee will provide consulting services on an as needed basis. In addition, during the term of employment and for as long as the employee is receiving consulting fees, he will not, subject to certain limitations, compete with the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law as in effect from time to time. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

     In addition, the Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. The Restated Certificate also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     In November 1987, Union Miniere, s.a. purchased the Debentures in the aggregate principal amount of $1,660,000 from the Company. The Debentures are currently held by Union Miniere Inc. The Debentures bear interest at a rate which is equal to Wells Fargo Bank's prime rate plus 1%; provided, however, that the rate of interest shall in no event be less than 5 1/2% per annum nor higher than the lesser of 11 1/2% per annum or the maximum rate then permitted by law. The Company has paid interest on the Debentures semi-annually. The Debentures were originally due and payable on October 30, 1992, which was extended to October 30, 1997. In December 1996, the Company issued warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.50 per share to Union Miniere Inc. in connection with the service of certain directors of the Company. In March 1997, the Company entered into a letter agreement with Union Miniere Inc. to extend the maturity date of the Debentures to November 2, 2000 and to adjust the conversion price to $5.25 per share. In the event the per share price of this offering is less than $6.75, the conversion price will be adjusted downward so that for every cent the offering price is below $6.75 per share, the conversion price will be reduced by one-half of one cent; provided however, that in no event will the conversion price be reduced below $4.50 per share. As a result, the maximum number of shares of Common Stock issuable upon conversion of the Debentures is 368,888. In addition, Union Miniere Inc. was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it upon conversion of the Debentures or exercise of its warrants, including the right to request that the Company register the resale of such shares no earlier than one year after the closing of this offering. See "Management -- Director Compensation," "Description of Capital
Stock -- Convertible Subordinated Debentures" and "Shares Eligible for Future Sale."

     In May 1993, Proxima purchased 83,333 shares of Common Stock from the Company for $250,000. In January 1994, the Company entered into a Stock Purchase Agreement with Proxima, pursuant to which Proxima has purchased shares of Series A Preferred Stock for an aggregate purchase price of $6.4 million. In July 1996, Proxima stated that it had written down a majority of its investment in the Company because the microlaser technology developed by the Company will initially be suited for the higher cost specialty projector markets that will not be served by Proxima's products. In March 1997, the Company entered into a letter agreement with Proxima, pursuant to which Proxima will exchange the Series A Preferred Stock for 1,193,252 shares of Common Stock (an effective conversion price of $5.40 per share) immediately prior to the completion of the offering. In addition, Proxima was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it in exchange for the Series A Preferred Stock, including the right to request that the Company register the resale of such shares no earlier than one year after the closing of this offering. See "Shares Eligible for Future Sale."

     In January 1994, the Company entered into a Cooperative Development and License Agreement with Proxima which provides Proxima with certain rights to display technology developed by the Company so long as Proxima continues to provide funding to the Company or aggressively markets products using such technology. Proxima has a right of first refusal regarding certain other technologies developed by the Company relating to the video display market.

     In June 1994, Proxima Corporation extended to the Company a $500,000 line of credit to finance the purchase of equipment to support microlaser development. In May 1995, the outstanding balance under the line of credit was converted into a term note due and payable May 30, 1999. As of February 28, 1997, $218,000 principal amount was outstanding on the note. The note bears interest at Imperial Bank's prime rate plus 1 1/2%. Principal and interest payments under the note are due monthly. The amount owing under the note has been guaranteed by Glenn H. Sherman, the Company's Chairman of the Board and Chief Executive Officer. The Company intends to repay the outstanding principal balance and any outstanding accrued interest upon the closing of this offering.

     The Company purchases a number of products for resale from Laser Mechanisms, Inc. ("LMI"). William G. Fredrick, Jr., a director of the Company, is the founder and president of LMI. In addition, LMI purchases laser optics from the Company. The Company believes that such transactions between the Company and LMI are on terms as favorable to the Company as such terms would have been if negotiated between the Company and unaffiliated persons.

     In December 1996, the Company issued an option to purchase 200,000 shares of the Company's Common Stock at an exercise price of $4.50 per share to Arthur
P. Minich. The option vests over five years and may be exercised at any time until its expiration in December 2006.

     In addition, the Company has entered into indemnification agreements with each of its directors and executive officers. See "Management -- Limitation of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of February 28, 1997, and as adjusted to reflect the sale of this offering, by (i) each person who is known by the Company to own beneficially more that 5% of the Company's outstanding Common Stock, (ii) each Named Executive Officer, (iii) each of the Company's directors, (iv) all current directors and executive officers as a group, and (v) each Selling Stockholder. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                           OWNED AFTER
                 DIRECTORS,                        OFFERING(1)                            OFFERING(1)
             EXECUTIVE OFFICERS                -------------------       SHARES       -------------------
             AND 5% STOCKHOLDERS                 NUMBER    PERCENT   BEING OFFERED      NUMBER    PERCENT
---------------------------------------------  ----------  -------   --------------   ----------  -------
Proxima Corporation..........................   1,276,585    30.4%            --       1,276,585    20.6%
  9440 Carroll Park
  San Diego, CA 92121-2298
Union Miniere Inc.(2)........................     924,683    19.9             --         924,683    13.9
  13847 West Virginia Dr.
  Lakewood, CO 80228
Glenn H. Sherman, Ph.D.(3)...................     629,082    14.7             --         629,082    10.0
  Laser Power Corporation
  12777 High Bluff Road
  San Diego, CA 92130
William G. Fredrick, Jr.(4)..................     372,122     8.8             --         372,122     6.0
  Laser Mechanisms, Inc.
  P.O. Box 2064
  Southfield, MI 48037
Douglas H. Tanimoto, Ph.D.(5)................     283,933     6.4             --         283,933     4.4
  Laser Power Corporation
  12777 High Bluff Road
  San Diego, CA 92130
Dean T. Hodges, Ph.D.(6).....................     121,333     2.8             --         121,333     1.9
Richard P. Scherer(7)........................     161,333     3.7             --         161,333     2.5
Arthur P. Minich.............................          --      --             --              --      --
Paul P. Wickman, Jr.(8)......................      46,676     1.1             --          46,676       *
James D. McFarland...........................          --      --             --              --      --
Robert G. Klimasewski(9).....................      69,491     1.6             --          69,491     1.1
Richard C. Laird.............................       4,465       *             --           4,465       *
Kenneth E. Olson(10).........................      25,798       *             --          25,798       *
John C. Stiska(11)...........................     126,564     3.0             --         126,564     2.0
Alain Godefroid(12)..........................          --      --             --              --      --
Siegfried Meder(13)..........................      93,469     2.2             --          93,469     1.5
Marc Van Sande, Ph.D.........................          --      --             --              --      --
All directors and executive officers as a
  group (14 persons)(14).....................   4,135,534    77.3             --       4,135,534    56.3
   SELLING STOCKHOLDERS
Milton M.T. & Rosalind Pao Chang.............     197,594     4.7         66,666         130,928     2.1
Tony & Lily Hsu Family Trust dated 11/8/89...      81,350     1.9         24,666          56,684       *
Other selling stockholders(15)...............     371,361     8.8        284,002          87,359     1.4

---------------
  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 4,202,354 shares of Common Stock outstanding as of February 28, 1997 assuming the issuance of 1,193,252 shares of Common Stock in exchange for the outstanding Series A Preferred Stock and 6,202,354 shares of Common Stock outstanding after completion of this offering.

 (2) Includes 368,888 shares subject to convertible debentures and 70,000 shares subject to warrants exercisable within 60 days of February 28, 1997.

 (3) Includes 82 shares held by Inamaria Sherman, wife of Mr. Sherman and 68,666 shares subject to options exercisable within 60 days of February 28, 1997.

 (4) Includes 10,666 shares held of record by Laser Mechanisms, Inc., of which Mr. Fredrick is the President, and 23,332 shares subject to warrants exercisable within 60 days of February 28, 1997.

 (5) Includes 201,333 shares subject to options exercisable within 60 days of February 28, 1997.

 (6) Includes 121,333 shares subject to options exercisable within 60 days of February 28, 1997.

 (7) Includes 1,333 shares subject to options exercisable within 60 days of February 28, 1997 and 160,000 shares subject to a warrant exercisable within 60 days of February 28, 1997.

 (8) Includes 41,332 shares subject to options exercisable within 60 days of February 28, 1997.

 (9) Includes 23,332 shares subject to warrants exercisable within 60 days of February 28, 1997.

(10) Includes 23,332 shares subject to warrants exercisable within 60 days of February 28, 1997. Excludes 1,157,260 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting Chief Executive Officer.

(11) Includes 23,332 shares subject to warrants exercisable within 60 days of February 28, 1997.

(12) Excludes 924,683 shares held of record by Union Miniere Inc., of which Mr. Godefroid is the Corporate Vice President, Legal and Environmental Affairs.

(13) Includes 23,332 shares subject to warrants exercisable within 60 days of February 28, 1997.

(14) Includes 433,970 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997, and 276,660 shares issuable upon exercise of warrants exercisable within 60 days of February 28, 1997.

(15) Includes 3,333 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 1997. Includes stockholders each of whom owned less than 1% of the Company's Common Stock prior to the offering and will own less than 1% of the Company's Common Stock following the offering. Such stockholders (and the number of shares to be sold by such stockholders in the offering) include: Sodero R. Arcia (735 shares); Scott Arrington (6,660 shares); Allan R. Beach, Trustee UDT Floyd Earl Roe Family Trust (502 shares); Andreas Caine (2,666 shares); Angela G. Caine (1,660 shares); John C. and Isolde M. Caine, (3,333 shares); Hilary K.H. and Marie Louise Chan, (1,960 shares); The Chicago Corporation (2,666 shares); Daniel Combs (666 shares); Verne R. Costich (4,000 shares); H. Eugene Davis (33 shares); Jacques DeFrenne (416 shares); 1480 Associates (34,960 shares); Stephen Fry (10,000 shares); Fulton Street Travel (13 shares); James R. Goode (8,000 shares); Sally A. Goode (6,962 shares); Harris Bank Winnetka (16,329 shares); Alan D. Hiura (10,586 shares); Hiura and Hiura DDS Inc. (Pension Trust) (10,000 shares); Ronald Hiura (1,000 shares); Thomas W. and Sharon E. James (4,834 shares); Claude D. Jones (2,696 shares); Anthony L. and Rita J. Kendziorski (666 shares); Dennis Kendziorski (3,410 shares); Ervin Kendziorski, (7,943 shares); Richard Keyzer (8,456 shares); Clifford Kidney (84 shares); James A. King (216 shares); Allan Koljonen, Trustee of the Allan Koljonen Trust (4,300 shares); Roland N. Kumagai DDS Target Benefit Plan (5,751 shares); Ronald MacFarlane (266 shares); Karen Matic Trustee, Gregory P. Matic Gift Trust U/A 7/29/82 FBO Claire Matic (2,666 shares); Karen Matic Trustee, Gregory
     P. Matic Gift Trust U/A 7/29/82 FBO Lauren Matic (2,000 shares); Karen Matic Trustee, Gregory P. Matic Gift Trust U/A 7/29/82 FBO Steven Matic (2,000 shares); John W. Matthews (3,333 shares); William G. May (7,119 shares); Maura Robbins, Trustee of the Maura Robbins Living Trust dated December 31, 1982 (333 shares); Phillip E. Rollhaus (16,104 shares); L.E. and Denise Rund (438 shares); Horst Sasse (5,000 shares); Michael A. Schneider (666 shares); Nikom Shomglin (222 shares); Walter K. Silbert (2,794 shares); George R. and Janet Lee Snyder (1,860 shares); Robert Spiegler (33 shares); Bruce Sunderland (1,000 shares); Lee Sutter (2,000 shares); Gary Takessian (2,666 shares); Nora Jean and George Thorwood (333 shares); W. Peter Williams (533 shares); Clifford L. Willis (3,333 shares); Thomas S. Wilson (40,201 shares); C. Paige Wilson Gift Trust u/a/d 3/18/87, Arlinton Guenther, Trustee (8,666 shares); Kathryn J. Wilson Gift Trust u/a/d 3/18/87, Arlington Guenther, Trustee (8,666 shares); and Gary L. Wirt (10,266 shares).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.001 par value, and 3,000,000 shares of Preferred Stock.

COMMON STOCK

     As of February 28, 1997, there were 3,009,102 shares of Common Stock outstanding held of record by approximately 182 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive, conversion, subscription or other such rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be sold in this offering will be fully paid and non-assessable.

PREFERRED STOCK

     Immediately prior to the closing of this offering, all outstanding shares of Series A Preferred Stock will be exchanged for 1,193,252 shares of Common Stock. See Note 5 of Notes to Consolidated Financial Statements for a description of the outstanding Series A Preferred Stock.

     Under the Restated Certificate, the Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue additional Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DEBENTURES

     Union Miniere Inc. is the holder of the Debentures in the aggregate principal amount of $1,660,000 from the Company. The Debentures bear interest at a rate which is equal to Wells Fargo Bank's prime rate plus 1%; provided, however, that the rate of interest shall in no event be less than 5 1/2% per annum nor higher than the lesser of 11 1/2% per annum or the maximum rate then permitted by law. The Debentures are subordinate to all bank debt, limit the aggregate amount of debt the Company can incur, require that the Company maintain minimum tangible net worth levels (which vary with the number of outstanding shares) and require that the Company maintain an average annual cash flow coverage ratio of 1:1. The Debentures also provide that the Company may declare dividends only if it meets a minimum average cash flow coverage ratio of 2-to-1. The Debentures were originally due and payable on October 30, 1992, which maturity date was extended to October 30, 1997. In March 1997, the Company entered into a letter agreement with Union Miniere Inc. to extend the maturity date of the Debentures to November 2, 2000 and to adjust the conversion price to $5.25 per share. In the event the per share price of this offering is less than $6.75, the conversion price will be adjusted downward so that for every cent the offering price is below $6.75 per share, the conversion price will be reduced by one-half of one cent; provided however, that in no event will such conversion price be reduced below $4.50 per share. As a result, the maximum number of shares of Common Stock issuable upon conversion of the Debentures is 368,888.

WARRANTS

     As of February 28, 1997, there were warrants outstanding to purchase an aggregate of 386,660 shares of Common Stock at a weighted average exercise price of $3.21 per share.

REPRESENTATIVES' WARRANTS

     The Company has also agreed to sell to the Representatives warrants to purchase up to 200,000 shares of Common Stock at a price of $.001 per warrant. The Representatives' Warrants will be exercisable for a period of four years, commencing one year after the date of this prospectus, at an initial per share exercise price equal to 130% of the price to the public set forth on the cover page of this prospectus. The Representatives' Warrants are not redeemable by the Company under any circumstances. Neither the Representatives' Warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this prospectus, except that they may be assigned, in whole or in part, to any successor, officer, director, member or partner of the Representatives.

     The holders of the Representatives' Warrants will have no voting, dividend or other rights as stockholders of the Company unless and until the exercise of the Representatives' Warrants. The number of securities deliverable upon any exercise of the Representatives' Warrants or its underlying securities and the exercise price of the Representatives' Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events, including issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

     The Company has agreed with the Representatives that if, during the four-year period commencing one year following the date of this prospectus, the Company registers any of its Common Stock for sale pursuant to a registration statement (with the exception of Form S-4, Form S-8 or other inappropriate form), it will use its best efforts, upon request of any of the holders of the Representatives' Warrants and/or the underlying shares, to include such securities as a part of the registration statement. The Company will bear all the costs, except underwriting discounts and the Representatives' legal fees, for one "piggy-back" registration.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

     The Restated Certificate and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing in lieu of meeting. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. The Restated Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding 6,202,354 shares of Common Stock. Of these shares, the 2,450,000 shares sold in the offering will generally be freely tradeable without restriction or further registration under the Securities Act. The remaining approximately 3,750,000 shares of Common Stock may be sold in the public market as follows: (i) approximately 230,000 shares will be eligible for immediate sale on the date of this Prospectus; and (ii) upon expiration of lock-up agreements 180 days after the Effective Date, approximately 475,000 additional shares will be eligible for sale without restriction pursuant to Rule 144(k) and approximately 3,045,000 shares will be eligible for sale subject to the volume and other restrictions of Rule 144. In addition, upon the expiration of a lock-up agreement 180 days after the Effective Date, Union Miniere will be entitled to sell up to approximately 370,000 shares of Common Stock issuable to it upon conversion of the Debentures subject to the volume and other restrictions of Rule 144. In addition, holders of vested options to purchase approximately 64,000 shares of Common Stock as of the date of this Prospectus will be entitled to sell all of such shares upon the earlier of 90 days after the Effective Date or the filing of a Form S-8 registration statement with respect to such shares. Holders of additional vested options and warrants to purchase an aggregate of approximately 992,000 shares of Common Stock as of the date of this Prospectus will be entitled to sell all of such shares upon expiration of lock-up agreements 180 days after the Effective Date. Commencing one year after the completion of this offering, Proxima and Union Miniere, which beneficially own an aggregate of approximately 2,200,000 shares of Common Stock, will be entitled to certain registration rights with respect to such shares. The exercise of such rights by either Proxima or Union Miniere could result in a large number of shares being sold in the public market after one year from its closing of this offering. Future sales of shares by existing stockholders could have an adverse effect on the market price of the Common Stock or otherwise impair the Company's ability to raise additional capital. See "Description of Capital Stock".

     The Company's officers, directors and certain stockholders have agreed that they will not, without the prior written consent of Cruttenden Roth Incorporated, directly or indirectly offer, sell, contract to sell or otherwise dispose of approximately 3,521,286 shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the 180-day period commencing on the Effective Date. The Company has agreed that it will not, without the prior written consent of Cruttenden Roth Incorporated, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during such 180-day period except for the sale of the shares of Common Stock in this offering, the issuance of options and shares of Common Stock pursuant to employee benefit plans set forth in this Prospectus, and the issuance of shares of Common Stock upon exercise of warrants or options presently outstanding. Any shares subject to the lock-up agreements may be released at any time without notice by Cruttenden Roth Incorporated.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's Stock Plans and Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at February 28, 1997, such registration statement would cover approximately 2,474,953 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date hereof. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock up agreements described above. See "Management."

                                  UNDERWRITING

     Cruttenden Roth Incorporated and L.H. Friend, Weinress, Frankson & Presson, Inc. are acting as the representatives (the "Representatives") of each of the underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to them, the aggregate number of shares of Common Stock set forth opposite their respective names:

                                    NAME                                   NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Cruttenden Roth Incorporated.........................................
    L.H. Friend, Weinress, Frankson & Presson, Inc.......................
                                                                               ---------
              Total......................................................      2,450,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by counsel and various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the above shares if any are purchased. The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $     per share to certain other
dealers. After the offering, the offering price and other selling terms may be changed by the Representatives.

     Prior to consummation of the offering, there has been no public market for the Common Stock of the Company. Accordingly, the initial public offering price has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the Company's results of operations, the Company's current financing condition, its future prospects, the market for its products and services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the offering made hereby.

     The Company has granted to the Underwriters an option, expiring 45 days from the date of this Prospectus, to purchase up to 367,500 additional shares of Common Stock on the same terms as set forth on the cover page of this Prospectus, solely to cover over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to convert all or a portion of such shares of Common Stock or may exercise the Underwriter's over-allotment option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The Company has also agreed to sell to the Representatives warrants to purchase up to 200,000 shares of Common Stock at a price of $.001 per warrant. The Representatives' Warrants will be exercisable for a period of four years, commencing one year after the date of this prospectus, at an initial per share exercise price equal to 130% of the price to the public set forth on the cover page of this prospectus. The Representatives' Warrants are not redeemable by the Company under any circumstances. Neither the Representatives' Warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this prospectus, except that they may be assigned, in whole or in part, to any successor, officer, director, member or partner of the Representatives.

     The holders of the Representatives' Warrants will have no voting, dividend or other rights as stockholders of the Company unless and until the exercise of the Representatives' Warrants. The number of securities deliverable upon any exercise of the Representatives' Warrants or its underlying securities and the exercise price of the Representatives' Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events, including issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

     The Company has agreed with the Representatives that if, during the four-year period commencing one year following the date of this prospectus, the Company registers any of its Common Stock for sale pursuant to a registration statement (with the exception of Form S-4, Form S-8 or other inappropriate form), it will use its best efforts, upon request of any of the holders of the Representatives' Warrants and/or the underlying shares, to include such securities as a part of the registration statement. The Company will bear all the costs, except underwriting discounts and the Representatives' legal fees, for one "piggy-back" registration.

     The Company, its executive officers, directors and principal stockholders and option holders have agreed that for a period of 180 days after the date of this prospectus they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell, or otherwise dispose of shares of Common Stock or other securities which are substantially similar to the Common Stock or securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock or securities which are substantially similar to the Common Stock without the prior written consent of Cruttenden Roth Incorporated.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has also agreed to pay to the Representatives a non-accountable expense equal to 2% of the aggregate offering price to the public for due diligence and other out-of-pocket expenses.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its counsel, Cooley Godward LLP, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich, San Diego, California.

                                    EXPERTS

     The Consolidated Financial Statements of Laser Power Corporation at August 31, 1995 and 1996, and for each of the three years in the period ended August 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors and are included herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or document filed as an exhibit to the Registration Statement is qualified by reference to such exhibit as filed. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's World Wide Web site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.........................................................   F-2
Consolidated Balance Sheets at August 31, 1995 and 1996 and at February 28, 1997
  (unaudited)..........................................................................   F-3
Consolidated Statements of Operations for the years ended August 31, 1994, 1995 and
  1996 and the six months ended February 29, 1996 (unaudited) and February 28, 1997
  (unaudited)..........................................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended August 31, 1994,
  1995 and 1996 and the six months February 28, 1997 (unaudited).......................   F-5
Consolidated Statements of Cash Flows for the years ended August 31, 1994, 1995 and
  1996 and the six months ended February 29, 1996 (unaudited) and February 28, 1997
  (unaudited)..........................................................................   F-6
Notes to Consolidated Financial Statements.............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Laser Power Corporation

     We have audited the accompanying consolidated balance sheets of Laser Power Corporation at August 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laser Power Corporation at August 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
October 9, 1996,
except for Note 5 ("Changes in Capitalization"), as to which the date is March 25, 1997

                            LASER POWER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                          PRO FORMA
                                                AUGUST 31,                               STOCKHOLDERS'
                                        ---------------------------     FEBRUARY 28,      EQUITY AT
                                           1995            1996             1997         FEBRUARY 28,
                                        -----------     -----------     ------------         1997
                                                                        (UNAUDITED)      ------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........  $   257,309     $   298,160     $    128,375
  Accounts receivable, net of
     allowance for doubtful accounts
     of $98,000 in 1995, $107,847 in
     1996 and $151,452 in 1997........    2,453,603       2,992,556        3,211,247
  Inventories, net....................    2,148,621       2,729,865        2,918,771
  Other current assets................      151,867         166,445          288,048
                                        -----------     -----------      -----------
          Total current assets........    5,011,400       6,187,026        6,546,441
Property and equipment, net...........    4,408,689       4,187,387        5,194,707
Intangibles and other assets (net of
  accumulated amortization)...........      787,351         819,286          986,920
                                        -----------     -----------      -----------
          Total assets................  $10,207,440     $11,193,699     $ 12,728,068
                                        ===========     ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank................  $        --     $        --     $    773,998
  Accounts payable....................    1,269,876       1,339,596        1,927,285
  Accrued compensation and related
     expenses.........................      424,359         739,385          756,915
  Other current liabilities...........      566,942         781,936          692,395
  Current portion of long-term debt...      438,687         488,083          403,969
                                        -----------     -----------      -----------
          Total current liabilities...    2,699,864       3,349,000        4,554,562
Deferred rent.........................      375,699         305,247          270,021
Long-term debt........................      801,520         558,975          686,822
Subordinated convertible debentures...    1,660,000       1,660,000        1,660,000
Stockholders' equity:
  Convertible preferred stock, $.125
     par value ($.001 par value pro
     forma):
     Authorized -- 3,000,000 shares
       Issued and
       outstanding -- 1,143,196 shares
       in 1995, and 1,610,891 shares
       in 1996 and 1997 (none pro
       forma).........................      142,899         201,361          201,361     $         --
                                        -----------     -----------      -----------
  Common stock, par value $.001:
     Authorized -- 15,000,000 shares
       Issued and
       outstanding -- 3,000,475 shares
       in 1995, 3,000,106 shares in
       1996 and 3,009,102 shares in
       1997 (4,202,354 shares pro
       forma).........................        3,001           3,000            3,009            4,202
  Additional paid-in capital..........    8,411,237      10,223,305       10,263,869       10,464,037
                                        -----------     -----------      -----------
  Foreign currency translation
     adjustment.......................      112,690         123,222            5,891            5,891
  Accumulated deficit.................   (3,999,470)     (5,230,411)      (4,917,467)      (4,917,467)
                                        -----------     -----------      -----------      -----------
          Total stockholders'
            equity....................    4,670,357       5,320,477        5,556,663     $  5,556,663
                                        -----------     -----------      -----------      ===========
          Total liabilities and
            stockholders' equity......  $10,207,440     $11,193,699     $ 12,728,068
                                        ===========     ===========      ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                                                            -------------------------
                                          YEARS ENDED AUGUST 31,             FEBRUARY      FEBRUARY
                                  ---------------------------------------       29,           28,
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues:
  Product sales.................  $10,157,944   $11,858,713   $15,194,472   $ 6,880,416   $ 7,995,334
  Contract research and
     development................    1,727,069     2,714,208     3,712,967     1,682,110     3,128,526
                                  -----------   -----------   -----------   -----------   -----------
          Total revenues........   11,885,013    14,572,921    18,907,439     8,562,526    11,123,860
Costs and expenses:
  Cost of product sales.........    6,550,060     7,994,255     9,887,809     4,600,566     5,474,848
  Contract research and
     development................    1,307,872     2,058,873     2,941,947     1,262,414     2,502,224
  Internal research and
     development................    1,567,851     2,857,452     2,689,182     1,460,823       389,409
  Selling, general and
     administrative.............    3,204,720     3,582,773     4,306,329     2,083,441     2,277,688
                                  -----------   -----------   -----------   -----------   -----------
          Total costs and
            expenses............   12,630,503    16,493,353    19,825,267     9,407,244    10,644,169
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) from operations...     (745,490)   (1,920,432)     (917,828)     (844,718)      479,691
Interest expense, net...........      267,849       325,928       299,832       152,626       144,507
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.........................   (1,013,339)   (2,246,360)   (1,217,660)     (997,344)      335,184
Income taxes....................           --        22,523        13,281         6,993        22,240
                                  -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $(1,013,339)  $(2,268,883)  $(1,230,941)  $(1,004,337)  $   312,944
                                  ===========   ===========   ===========   ===========   ===========
Pro forma net income (loss) per
  share.........................                              $     (0.29)                $      0.06
                                                              ===========                 ===========
Shares used in per share
  computations..................                                4,311,000                   4,887,000
                                                              ===========                 ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  CONVERTIBLE                                              FOREIGN
                                PREFERRED STOCK          COMMON STOCK       ADDITIONAL     CURRENCY
                              --------------------   --------------------     PAID-IN     TRANSLATION  ACCUMULATED
                               SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL     ADJUSTMENT     DEFICIT         TOTAL
                              ---------   --------   ---------   --------   -----------   ----------   ------------   -----------
Balance at August 31,
  1993......................         --   $     --   2,987,153   $  2,988   $ 3,963,166   $  (14,469)  $   (717,248)  $ 3,234,437
  Issuance of preferred
    stock warrants..........         --         --          --         --         5,000           --             --         5,000
  Issuance of preferred
    stock, net of issuance
    cost of $26,773.........    382,172     47,771          --         --     1,454,148           --             --     1,501,919
  Foreign currency
    translation
    adjustment..............         --         --          --         --            --       58,726             --        58,726
  Net loss..................         --         --          --         --            --           --     (1,013,339)   (1,013,339)
                              ---------   --------   ---------     ------   -----------    ---------    -----------   -----------
Balance at August 31,
  1994......................    382,172     47,771   2,987,153      2,988     5,422,314       44,257     (1,730,587)    3,786,743
  Issuance of preferred
    stock...................    761,024     95,128          --         --     2,948,968           --             --     3,044,096
  Issuance of common
    stock...................         --         --      13,322         13        39,955           --             --        39,968
  Foreign currency
    translation
    adjustment..............         --         --          --         --            --       68,433             --        68,433
  Net loss..................         --         --          --         --            --           --     (2,268,883)   (2,268,883)
                              ---------   --------   ---------     ------   -----------    ---------    -----------   -----------
Balance at August 31,
  1995......................  1,143,196    142,899   3,000,475      3,001     8,411,237      112,690     (3,999,470)    4,670,357
  Issuance of preferred
    stock...................    467,695     58,462          --         --     1,812,318           --             --     1,870,780
  Repurchase of common
    stock...................         --         --        (369)        (1)         (250)          --             --          (251)
  Foreign currency
    translation
    adjustment..............         --         --          --         --            --       10,532             --        10,532
  Net loss..................         --         --          --         --            --           --     (1,230,941)   (1,230,941)
                              ---------   --------   ---------     ------   -----------    ---------    -----------   -----------
Balance at August 31,
  1996......................  1,610,891    201,361   3,000,106      3,000    10,223,305      123,222     (5,230,411)    5,320,477
  Issuance of common
    stock...................         --         --       8,996          9        40,564           --             --        40,573
  Foreign currency
    translation
    adjustment..............         --         --          --         --            --     (117,331)            --      (117,331)
  Net income................         --         --          --         --            --           --        312,944       312,944
                              ---------   --------   ---------     ------   -----------    ---------    -----------   -----------
Balance at February 28, 1997
  (Unaudited)...............  1,610,891   $201,361   3,009,102   $  3,009   $10,263,869   $    5,891   $ (4,917,467)  $ 5,556,663
                              =========   ========   =========     ======   ===========    =========    ===========   ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                    YEARS ENDED AUGUST 31,            ---------------------------
                                            ---------------------------------------   FEBRUARY 29,   FEBRUARY 28,
                                               1994          1995          1996           1996           1997
                                            -----------   -----------   -----------   ------------   ------------
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) from operations.........  $(1,013,339)  $(2,268,883)  $(1,230,941)  $ (1,004,337)  $    312,944
Adjustments to reconcile net income (loss)
  to net cash used for operating
  activities:
  Depreciation and amortization...........      845,762       997,168     1,037,941        493,539        528,862
  Loss on disposal of property and
    equipment.............................           --            --        84,936             --             --
  Deferred rent...........................      (70,452)      (70,452)      (70,452)       (35,226)       (35,226)
  Provision for losses on accounts
    receivable............................       20,000         6,000         9,847          4,510         43,605
  Changes in operating assets and
    liabilities:
    Accounts receivable...................      (81,547)     (358,550)     (548,800)      (316,715)      (262,296)
    Inventories...........................     (620,776)     (518,900)     (581,244)        20,486       (188,906)
    Other current assets..................       32,557       (52,414)      (14,578)       (19,143)      (121,603)
    Accounts payable......................      537,029       294,144        69,720        259,275        587,689
    Accrued compensation and related
      expenses............................      105,338        17,526       315,026        (47,323)        17,530
    Other current liabilities.............      228,652       135,445       214,994        186,558        (89,541)
                                            -----------   -----------   -----------    -----------    -----------
         Net cash (used in) provided by
           operating activities...........      (16,776)   (1,818,916)     (713,551)      (458,376)       793,058
INVESTING ACTIVITIES
Additions to property and equipment.......   (1,306,478)     (917,125)     (813,089)      (305,621)    (1,616,161)
(Increase) decrease in intangibles and
  other assets............................      (90,438)       11,648      (109,889)       (71,476)      (153,383)
                                            -----------   -----------   -----------    -----------    -----------
         Net cash used in investing
           activities.....................   (1,396,916)     (905,477)     (922,978)      (377,097)    (1,769,544)
FINANCING ACTIVITIES
Deferred public offering costs............           --            --            --             --        (51,603)
Proceeds from borrowings..................    2,329,221            --       251,046        447,933      1,019,950
Payments on borrowings....................   (2,136,975)     (496,622)     (444,195)      (197,715)      (202,219)
Net proceeds from issuance and repurchase
  of stock................................    1,506,919     3,084,064     1,870,529        580,000         40,573
                                            -----------   -----------   -----------    -----------    -----------
         Net cash provided by financing
           activities.....................    1,699,165     2,587,442     1,677,380        830,218        806,701
                                            -----------   -----------   -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.............................      285,473      (136,951)       40,851         (5,255)      (169,785)
Cash and cash equivalents at beginning of
  the period..............................      108,787       394,260       257,309        257,309        298,160
                                            -----------   -----------   -----------    -----------    -----------
  Cash and cash equivalents at end of the
    period................................  $   394,260   $   257,309   $   298,160   $    252,054   $    128,375
                                            ===========   ===========   ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for
  interest................................  $   255,000   $   305,000   $   313,000   $    156,000   $    150,000
                                            ===========   ===========   ===========    ===========    ===========
Capital lease obligations.................  $   243,277   $        --   $    78,880   $         --   $         --
                                            ===========   ===========   ===========    ===========    ===========

                            See accompanying notes.

                            LASER POWER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION SUBSEQUENT TO AUGUST 31, 1996 AND PERTAINING TO FEBRUARY 28, 1997
                                    AND THE
 SIX-MONTH PERIODS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 IS UNAUDITED)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Basis of Presentation

     Laser Power Corporation ("Laser Power" or the "Company") operates in one business segment and designs, manufactures and markets high performance laser optics for industrial, medical and military lasers and laser systems. Laser optics are precision reflectors and mirrors used to reflect, collect and focus laser beams. The Company's products are sold to laser system OEMs and end users as original and replacement components in high power CO(2) and other lasers. The Company's core competencies lie in its surface finishings and thin film coatings, which are key elements involved in all high-performance laser optic components. Such lasers are used in a variety of industrial processing applications, such as sheet metal cutting, automobile body welding, surface-hardening for engine cylinder walls, scribing and drilling delicate ceramic circuits. The Company also sells high performance laser optics to medical equipment OEMs for lower power CO(2) lasers used in certain therapeutic and cosmetic procedures, including heart surgery and skin wrinkle removal. In addition, the Company has developed very low absorption thin film coatings for optics for anti-missile laser systems. The Company also conducts contract research in the development and applications of advanced solid state lasers. Substantially all of the Company's product revenues to date are attributable to the sale of laser optics products for the industrial processing and medical industries.

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Laser Power Corporation (the "Company") and its wholly-owned subsidiaries Laser Power Optics de Mexico S.A. de C.V. ("Laser Power Mexico") and Radius Engineering N.V. ("Radius"). The Company operates through three divisions: Laser Power Optics, which manufactures and sells optics components for lasers; Laser Power Research, which performs funded contract research for commercial applications and for various agencies and laboratories of the U.S. federal government; and Laser Power Microlasers, which performs funded contract research for commercial applications and will be the entity responsible for manufacturing and marketing the Company's new microlaser technology. Laser Power Mexico performs a portion of the manufacturing of Laser Power Optics division and does not sell products to unaffiliated customers. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Information (Unaudited)

     The financial statements at August 31, 1996 and for the six-month periods ended February 29, 1996 and February 28, 1997 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

  Revenues

     Product sales are recorded upon shipment. No one customer accounted for more than 10% of revenues in 1994, 1995, 1996 or 1997. Export sales amounted to 43%, 45%, 44%, 43%, and 48% of total revenue in 1994, 1995, 1996 and for the six-month periods ended February 29, 1996 and February 28, 1997, respectively.

     Revenues from contract research and development involve both commercial and governmental contracts and are recognized using the percentage-of-completion method based on the ratio of costs incurred to date to total estimated costs. Total revenues from government contracts were $1,454,000, $2,254,000, $3,397,000, $1,531,000 and $1,748,000 in 1994, 1995 and 1996 and the six months ended February 29, 1996 and

                            LASER POWER CORPORATION

February 28, 1997, respectively. Revenue in excess of billings of $326,000 and $523,000 have been included in accounts receivable at August 31, 1996 and February 28 1997, respectively. Net billings in excess of revenue of $149,000 have been included as other current liabilities in the accompanying balance sheet at August 31, 1995. Provisions are made to recognize any anticipated losses on contracts when losses become evident.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased.

  Inventories

     Inventories are stated at lower of cost (first-in, first-out) or market. Market is based upon estimated net realizable value.

  Depreciation and Amortization

     Machinery, equipment and office furniture are depreciated over their estimated useful lives (3 to 15 years) on the straight-line method and leasehold improvements are amortized over the useful life of the asset or the lease term, whichever is less.

     Intangible assets consist primarily of goodwill, patents and licenses. Goodwill is amortized over 20 years and patents and licenses (which are primarily related to the microlaser technology) are amortized over the shorter of the estimated useful life or the legal life. Amortization of patents is initiated when the related technology is ready for commercial release.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of resources and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company primarily sells its products to commercial, military and medical companies. The Company performs periodic credit evaluations of its customers and has not experienced significant losses with respect to its accounts receivable.

  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), effective for fiscal years beginning after December 15, 1995. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Effective September 1, 1996, the Company adopted SFAS 121. The adoption of SFAS 121 did not have a material effect on the Company's financial position or results of operations.

                            LASER POWER CORPORATION

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation("SFAS 123"), effective for fiscal years beginning after December 15, 1995. SFAS 123 established the fair value-based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. The Company has elected to continue with the current intrinsic value-based method, as allowed by SFAS 123, and will disclose the pro forma effect of adopting the fair value-based method in future fiscal years beginning with the fiscal year ending August 31, 1997.

  Net Income (Loss) Per Share

     Historical net income (loss) per share is computed using the weighted average number of common shares and common stock equivalents outstanding during the periods presented. Common equivalent shares result from stock options and warrants. For loss periods, common equivalent shares are excluded from the computation as their effect would be antidilutive, except that the Securities and Exchange Commission requires common and common share equivalents issued during the twelve-month period prior to the initial filing of a proposed public offering, to be included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed initial public offering price).

     Historical net income (loss) per share information is as follows:

                                                                                 SIX MONTHS ENDED
                                             YEARS ENDED AUGUST 31,        -----------------------------
                                          ----------------------------     FEBRUARY 29,     FEBRUARY 28,
                                           1994       1995       1996          1996             1997
                                          ------     ------     ------     ------------     ------------
Net income (loss) per share.............  $(0.31)    $(0.68)    $(0.37)       $(0.30)          $ 0.08
                                          ======     ======     ======        ======           ======
Shares used in historical per share
  computations (in thousands)...........   3,318      3,325      3,331         3,331            3,817
                                          ======     ======     ======        ======           ======

     Supplemental net income (loss) per share has been computed as described above and also gives effect to the repayment of a portion of the Company's outstanding debt, and resulting reduction of interest expense, as if the proceeds, in an amount equal to the outstanding balance under the credit facility, anticipated by this initial public offering had been received at the original date of issuance of the credit facility and the number of shares of common stock whose proceeds are to be used to retire the debt were outstanding from that same date (see Note 3).

                                                                                       SIX MONTHS
                                                                       YEAR ENDED        ENDED
                                                                       AUGUST 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                       ----------     ------------
Supplemental net income (loss) per share...........................      $(0.35)         $ 0.09
                                                                         ======          ======
Shares used in computing supplemental net income (loss) per share
  (in thousands)...................................................       3,405           3,974
                                                                         ======          ======

  Pro Forma Net Income (Loss) Per Share and Unaudited Pro Forma Stockholders' Equity

     Pro forma net income (loss) per share has been computed as described above and also gives effect to the conversion of the convertible preferred stock, which will convert to common stock upon completion of the Company's initial public offering, using the as if-converted method from the original dates of issuance.

     If the offering contemplated by this Prospectus is consummated, all of convertible preferred stock outstanding as of the closing date will be converted into 1,193,252 shares of common stock. Unaudited pro

                            LASER POWER CORPORATION
forma stockholders' equity at February 28, 1997, as adjusted for the conversion of the convertible preferred stock, is presented in the accompanying balance sheet.

2.  SELECTED BALANCE SHEET DETAILS

                                                              AUGUST 31,               FEBRUARY
                                                      ---------------------------         28,
                                                         1995            1996            1997
                                                      -----------     -----------     -----------
Inventories:
  Raw materials.....................................  $   547,405     $   909,563     $ 1,095,197
  Work in progress..................................      945,413       1,148,439       1,300,343
  Finished goods....................................      655,803         671,863         523,231
                                                       ----------     -----------     -----------
                                                      $ 2,148,621     $ 2,729,865     $ 2,918,771
                                                       ==========     ===========     ===========
Property and equipment, at cost:
  Machinery and equipment...........................  $ 8,298,670     $ 8,375,250     $ 9,741,675
  Leasehold improvements............................      964,188       1,012,629       1,021,712
  Office furniture and equipment....................      685,975         861,952         880,603
                                                       ----------     -----------     -----------
                                                        9,948,833      10,249,831      11,643,990
Less accumulated depreciation and amortization......   (5,540,144)     (6,062,444)     (6,449,283)
                                                       ----------     -----------     -----------
                                                      $ 4,408,689     $ 4,187,387     $ 5,194,707
                                                       ==========     ===========     ===========
Intangible and other assets:
  Goodwill in foreign subsidiary....................  $   549,100     $   549,100     $   549,100
  Patents and licenses..............................      190,915         302,513         457,221
  Other.............................................      275,757         274,048         324,326
                                                       ----------     -----------     -----------
                                                        1,015,772       1,125,661       1,330,647
Less accumulated amortization.......................     (228,421)       (306,375)       (343,727)
                                                       ----------     -----------     -----------
                                                      $   787,351     $   819,286     $   986,920
                                                       ==========     ===========     ===========
Accrued compensation and related expenses:
  Accrued bonuses...................................  $        --     $   240,000     $   175,938
  Other.............................................      424,359         499,385         580,977
                                                       ----------     -----------     -----------
                                                      $   424,359     $   739,385     $   756,915
                                                       ==========     ===========     ===========
Other current liabilities:
  Customer advances.................................  $    58,597     $   326,562     $   222,187
  Other.............................................      508,345         455,374         470,208
                                                       ----------     -----------     -----------
                                                      $   566,942     $   781,936     $   692,395
                                                       ==========     ===========     ===========

                            LASER POWER CORPORATION

3.  LONG-TERM DEBT AND OTHER FINANCING AGREEMENTS

     In January 1997, the Company renewed a line of credit with a bank, subject to maximum advances of $2,000,000 and at 1% above the bank's prime rate (9.25% at February 28, 1997). The line of credit expires on March 1, 1998 and there was $773,998 outstanding under the line of credit at February 28, 1997.

Long-term debt consists of the following:

                                                                AUGUST 31,              FEBRUARY
                                                         -------------------------        28,
                                                            1995           1996           1997
                                                         ----------     ----------     ----------
Promissory note........................................  $  104,205     $   90,203     $   84,020
Term note payable to bank..............................     500,000        277,779        185,187
Equipment line of credit from bank.....................          --        172,166        418,118
Equipment financing from Proxima.......................     386,161        273,936        217,824
Other equipment financing..............................     215,541        225,534        179,628
Other..................................................      34,300          7,440          6,014
                                                         ----------     ----------     ----------
                                                          1,240,207      1,047,058      1,090,791
Less current portion...................................     438,687        488,083        403,969
                                                         ----------     ----------     ----------
                                                         $  801,520     $  558,975     $  686,822
                                                         ==========     ==========     ==========

     The promissory note is payable in monthly installments of principal and interest of $1,840 through September 2001. Borrowings under the promissory note are secured by equipment and bear interest at 8.25%.

     The term note payable to the bank is due in monthly principal payments of $18,519 plus interest, with the final installment consisting of all remaining unpaid principal due and payable in full no later than December 31, 1997. The term note bears interest at 2% above the bank's prime rate (10.25% at February 28, 1997).

     In January 1997, the Company renewed an equipment line of credit with a bank, subject to maximum advances of $1,500,000 at 1.25% above the bank's prime rate (9.50% at February 28, 1997). Any advances, which will be used to purchase new machinery, will be converted on August 1, 1997 to a five-year term loan so long as the Company is in compliance with all the terms of the note. In the event of noncompliance, the amount outstanding will be payable in full. There were $418,118 in borrowings under the equipment line of credit at February 28, 1997.

     All bank borrowings are secured by accounts receivable, inventory, intangibles, and property and equipment, and contain restrictive covenants. Restrictive covenants include the maintenance of minimum tangible net worth, debt to equity and cash flow ratios, as well as restrictions on capital and lease expenditures, investment levels in the Company's European subsidiary, additional borrowings and payment of dividends.

     Other equipment financing agreements are payable in monthly installments of principal and interest through March 2001. Borrowings under this financing agreements are secured by specific equipment and bear interest at rates ranging from 9.0% to 10.7% at February 28, 1997.

     The Company entered into an equipment line of credit agreement with Proxima Corporation on June 30, 1994, which provided for maximum borrowings of $500,000. In May 1995, the outstanding borrowings were converted to a four-year term loan bearing interest at 1.5% above the bank's prime rate (9.75% at February 28, 1997). The amount owed under the note has been guaranteed by the Company's Chief Executive Officer.

     In November 1987, the Company obtained debt and equity financing from Union Miniere ("Union"). The Company issued 483,333 shares of common stock for $1,053,000 cash (net of stock issuance costs of $107,000) and subordinated convertible debentures amounting to $1,340,000. In December 1988, the

                            LASER POWER CORPORATION

Company issued an additional $320,000 of subordinated convertible debentures to Union. In March 1997, the maturity date of the debentures was extended to November 2, 2000 and the conversion rate for which the debentures are convertible into common stock was set at $5.25 per share but in no event will be less than $4.50 per share. The debentures are subordinated to all bank borrowings and interest is payable semi-annually at 1% above a bank's prime rate (9.25% at February 28, 1997) subject to a minimum rate of 5 1/2% and a maximum rate of the lesser of 11.5% or the maximum rate permitted by law. The debentures provide for restrictive covenants similar to those of the bank borrowings.

     Principal maturities on the subordinated convertible debentures and long-term debt for each of the years ending subsequent to period ended February 28, 1997 are as follows:

        1998.............................................................  $  404,000
        1999.............................................................     296,000
        2000.............................................................     137,000
        2001.............................................................   1,783,000
        2002.............................................................      96,000
        2003.............................................................      35,000
                                                                           ----------
                                                                           $2,751,000
                                                                           ==========

4.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax liabilities and assets are as follows:

                                                                            AUGUST 31,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
Deferred tax liability-depreciation...............................  $  (574,000)    $  (535,000)
Deferred tax assets:
  Tax basis operating loss and credit carryforwards...............    2,091,000       2,504,000
  Other...........................................................      148,000         273,000
                                                                    -----------     -----------
Total deferred tax assets.........................................    2,239,000       2,777,000
                                                                    -----------     -----------
Net deferred tax assets...........................................    1,665,000       2,242,000
Valuation allowance...............................................   (1,665,000)     (2,242,000)
                                                                    -----------     -----------
Net deferred tax accounts.........................................  $        --     $        --
                                                                    ===========     ===========

     At August 31, 1996, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $5,810,000 and $2,844,000, respectively, which may be applied against future taxable income. These carryforwards will begin to expire in 2001 and 1998, respectively, unless previously utilized.

     The Company also has investment tax credit, research and development credit, and targeted jobs tax credit carryforwards at August 31, 1996 aggregating approximately $300,000. These tax credit carryforwards will expire in 1997 through 2004 unless previously utilized.

     Other than alternative minimum taxes, no income taxes have been provided for the six-month period ended February 28, 1997 because of the utilization of tax loss carryforwards.

     If the offering contemplated by this Prospectus is consummated, a change in ownership of more than 50% within a three-year period will have occurred; however, management believes that the Company's ability to use the net operating loss and tax credit carryforwards will not be materially impaired.

                            LASER POWER CORPORATION

5.  STOCKHOLDERS' EQUITY

  Preferred Stock and Proxima Corporation

     In January 1994, the Company executed a Stock Purchase Agreement with Proxima Corporation ("Proxima"). Under the terms of the agreement, Proxima could invest in the Company through purchases of Series A Preferred Stock. The Company and Proxima also entered into an agreement providing for technology licenses and cooperative development of new technologies (see Note 8). During 1994, 1995 and 1996, Proxima purchased 382,172, 761,024 and 467,695 shares of Series A Preferred Stock, respectively.

     The preferred shares have voting rights and are convertible into the Company's common shares on a 1 for 1.35 basis, subject to antidilution adjustments under certain circumstances. The preferred shares may be converted with the approval of the preferred shareholders. Proceeds on liquidation of the Company are distributed to holders of the Series A Preferred Stock and common stock pro rata, on an as-converted basis, except in certain liquidations involving bankruptcy cases, where the Series A Preferred stockholders will have preferences. Series A Preferred stockholders are entitled to receive annual dividends of $0.32 per share, when and if declared by the Company's Board of Directors, prior to and in preference to any dividends being declared or paid on the Common Stock. Such dividends are non-cumulative.

  Common Stock Warrants

     Periodically the Company will issue warrants to purchase common stock to outside directors and affiliates in lieu of stock options. During the three year period ended August 31, 1996, and the six months ended February 28, 1997, 83,330 and 53,330 warrants were issued to outside directors, respectively. The warrants vest over periods of up to five years. Warrants to purchase 333,330 and 386,660 shares of common stock at $3.00 to $4.50 per share are outstanding at December 31, 1996 and February 28, 1997, respectively. The warrants begin to expire from September 2002 to December 2006.

  Stock Option Plans

     The Company's 1981 Stock Option Plan was approved by the Board of Directors and stockholders in 1981, as amended (the "1981 Plan"). The Company's 1993 Stock Option Plan (the "1993 Plan") was approved by the Board of Directors and stockholders in September 1993. The exercise price of options granted will be at fair market value of the stock on the date of grant and the options granted vest over a five-year period commencing on the date of grant in increments of twenty percent and are exercisable for a period of ten years after the date of grant. Options to purchase 249,679 and 120,700 shares of common stock remain eligible for future grant at August 31, 1996 and February 28, 1997, respectively. (See "Changes in Capitalization" below).

     The Company has 266,665 and 474,663 non-qualified options outstanding as of August 31, 1996 and February 28, 1997, respectively. These options were issued to certain employees and an officer and at those dates, 66,665 and 274,663 options were issued outside the Company's option plans. The Company issued stock options to purchase shares of the Company's common stock at $3.00 to $4.50 per share. These options will begin to expire on December 2001 to February 2007.

                            LASER POWER CORPORATION

     The following table summarizes stock option and warrant activity:

                                                                                         WEIGHTED
                                                                                          AVERAGE
                                                                                         EXERCISE
                                                         NUMBER OF       PRICE PER       PRICE PER
                                                          SHARES           SHARE           SHARE
                                                         ---------     --------------    ---------
Outstanding at August 31, 1993.........................    966,000     $3.00 -- $4.50      $3.16
  Granted..............................................    241,667       4.50 -- 6.00       4.76
  Exercised............................................         --                 --         --
  Canceled.............................................     (8,333)      3.00 -- 4.50       3.00
                                                         ---------        -----------      -----
Outstanding at August 31, 1994.........................  1,199,334       3.00 -- 6.00       3.48
  Granted..............................................    127,333               4.50       4.50
  Exercised............................................         --                 --         --
  Canceled.............................................   (148,358)      3.00 -- 6.00       4.85
                                                         ---------        -----------      -----
Outstanding at August 31, 1995.........................  1,178,309       3.00 -- 4.50       3.40
  Granted..............................................    131,325               4.50       4.50
  Exercised............................................         (6)              4.50       4.50
  Canceled.............................................    (81,656)      3.00 -- 4.50       3.46
                                                         ---------        -----------      -----
Outstanding at August 31, 1996.........................  1,227,972       3.00 -- 4.50       3.51
  Granted..............................................    390,307       3.00 -- 4.50       4.49
  Exercised............................................         --                 --         --
  Canceled.............................................     (6,666)              3.00       3.00
                                                         ---------        -----------      -----
Outstanding at February 28, 1997.......................  1,611,613     $3.00 -- $4.50      $3.75
                                                         =========        ===========      =====

     At February 28, 1997, the weighted-average exercise price of outstanding stock options and warrants is $3.92 and $3.21, respectively, and 912,647 combined options and warrants are exercisable.

     In March 1997, the Company recorded $100,000 of deferred compensation for 66,666 options granted in March. This amount represents the difference between the option exercise price and the deemed fair market value for financial statement presentation purposes. The deferred compensation will be amortized over the vesting period.

  Shares Reserved for Future Issuance

     The following shares of common stock are reserved for future issuance:

                                                                   AUGUST 31,     FEBRUARY 28,
                                                                      1996            1997
                                                                   ----------     ------------
    Subordinated convertible debentures..........................     553,333         368,888
    Stock options:
      Granted and outstanding....................................     894,642       1,224,953
      Reserved for future grants.................................     249,679         120,700
    Warrants.....................................................     333,330         386,660
                                                                    ---------       ---------
                                                                    2,030,984       2,101,201
                                                                    =========       =========

  Changes in Capitalization

     On March 25, 1997, the Company's Board of Directors authorized a 1 for 1.5 reverse stock split of all outstanding common stock. In addition, the Board also approved a change in the par value of the

                            LASER POWER CORPORATION
common stock from $0.125 to $0.001. All share and per share amounts and stock option and warrants data have been restated to retroactively reflect these changes in capitalization.

     On March 25, 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"). The 1997 Plan provides for incentive stock options and stock appreciation rights appurtenant thereto for employees (including officers and employee directors), and nonstatutory stock options, stock appreciation rights appurtenant thereto, stock bonuses and rights to purchase restricted stock for employees (including officers and employee directors) and non-employee directors and consultants. The 1997 Plan is administered by the Board of Directors, or a Committee appointed by the Board, which determines the option awards to be granted, including exercise prices, number of shares subject to the awards and the exercisability thereof, provided that such terms comply with the provisions of the plan under which the option award is granted. Non-employee directors are eligible only for nonstatutory grants. The term of the stock options granted under the 1997 Plan may not exceed 10 years. The exercise price of options granted under the 1997 Plan is determined by the Board of Directors, but in the case of an incentive stock option, cannot be less than 100% of the fair market value of the common stock on the date of grant and in the case of a non-statutory stock option, cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans vest at the rate specified in the option agreement. The Board has authorized and secured an aggregate of 1,000,000 shares of common stock for issuance under the Plan. The Board also terminated the 1981 and 1993 Plans and no additional options will be granted thereunder, but outstanding options remain exercisable and continue to vest until they terminate in accordance with their terms.

     On March 25, 1997 the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan shall commence on the closing of the Company's initial public offering contemplated by this Prospectus and terminate on February 28, 1998. Sequential six-month offerings will occur thereafter.

6.  COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases its operating, office and other facilities as well as certain vehicles and equipment under noncancellable operating leases. The operating and office facilities lease contains escalation clauses and an option for renewal and extends through December 2001. The operating and office facilities lease also provides for deferred payment terms; however, for financial reporting purposes, rent expense is recorded evenly over the term of the lease.

     Deferred rent, as reflected in the accompanying consolidated balance sheet, represents the difference between rent expense accrued and amounts paid under the terms of the lease agreement. Future minimum rental payments (excluding common area maintenance charges) required under the operating leases for each of the remaining fiscal years ending subsequent to February 28, 1997 are as follows:

        1997.............................................................  $  403,000
        1998.............................................................     788,000
        1999.............................................................     714,000
        2000.............................................................     688,000
        2001.............................................................     684,000
        Thereafter.......................................................     228,000
                                                                           ----------
                                                                           $3,505,000
                                                                           ==========

                            LASER POWER CORPORATION

     Rent expense was $849,000, $844,000, $914,000, $508,000, and $540,000 for
the years ended August 31, 1994, 1995, 1996 and the six months ended February 29, 1996 and February 28, 1997, respectively.

  Contingency

     The Company has a license to certain technology used in its blue microlaser. During 1996, the Company received a letter from a third party claiming that the Company's license was granted improperly by the licensor. While the Company believes that such license was properly granted, there can be no assurance that the Company's license would not be voided if subjected to a legal challenge. In such an event, there can be no assurance that the Company would be able to obtain a replacement license on favorable terms, if at all. Failure to obtain such a license would result in a material adverse effect to the Company's business, financial condition and results of operations.

7.  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan (the "Plan") covering substantially all employees that have been employed for at least one year and meet certain age requirements. Employees may contribute up to 16% of their compensation per year (subject to a maximum limit by federal tax law). The Company is obligated to make matching contributions equal to 50% of the employee's contribution up to a maximum of 6% of the employee's compensation. At the discretion of the Board of Directors, the Company may make additional contributions. The Company's contributions charged to operations were $42,000, $57,000, $79,000, $36,000 and $56,000 for the years ended August 31, 1994, 1995,
1996 and the six months ended February 29, 1996 and February 28, 1997, respectively.

8.  AGREEMENT WITH PROXIMA CORPORATION

     The Company and Proxima Corporation, a major shareholder, have entered into a Cooperative Development and License Agreement (the "Agreement") which provides for licensing of existing technology and technologies being developed under the terms of the agreement.

     Included in internal research and development expenses in the accompanying statements of operations are $779,000, $2,107,000, $1,630,000 and $981,000 spent in accordance with the Agreement in 1994, 1995, 1996 and the six months ended February 29, 1996, respectively. No amounts were spent during the six month period ended February 28, 1997 and at February 28, 1997, the Company has committed to spend an additional $131,000.

================================================================================

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                                                           PAGE
                                                           ----
                  Prospectus Summary....................     3
                  The Company...........................     3
                  Risk Factors..........................     5
                  Use of Proceeds.......................    13
                  Dividend Policy.......................    13
                  Capitalization........................    14
                  Dilution..............................    15
                  Selected Consolidated Financial
                    Information.........................    16
                  Management's Discussion and Analysis
                    of Financial Condition and Results
                    of Operations.......................    17
                  Business..............................    23
                  Management............................    35
                  Certain Transactions..................    44
                  Principal and Selling Stockholders....    46
                  Description of Capital Stock..........    48
                  Shares Eligible for Future Sale.......    50
                  Underwriting..........................    52
                  Legal Matters.........................    53
                  Experts...............................    53
                  Additional Information................    54
                  Index to Consolidated Financial
                    Statements..........................   F-1

                            ------------------------

     UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                                2,450,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED

                L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                                            , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

        Registration fee.................................................  $    7,257
        NASD filing fee..................................................       3,091
        Nasdaq Stock Market Listing Application fee......................      32,750
        Printing and engraving expenses..................................     125,000
        Underwriters non-accountable expense allowance(1)................     365,573
        Legal fees and expenses..........................................     250,000
        Accounting fees and expenses.....................................     115,000
        Transfer agent and registrar fees................................      10,000
        Miscellaneous....................................................       1,902
                                                                           ----------
                  Total(2)...............................................  $  912,500
                                                                           ==========

---------------

(1) The expense allowance will be $422,625 if the over-allotment option is exercised.

(2) The total expenses will be $969,552 if the over-allotment option is exercised.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since April 1, 1994, the Registrant has sold and issued the following unregistered securities:

          (a) From April 1, 1994 to April 1, 1997, the Company issued an aggregate of 404,324 options to purchase shares of Common Stock under its 1993 Stock Option Plan, and 6 shares of Common Stock through the exercise of an option granted under such plan. The Registrant relied on the exemption provided by Rule 701 under the Security Act. See
     "Management -- Stock Option Plans."

          (b) In January 1995, the Registrant issued and sold an aggregate of 8,879 shares of Common Stock, for an aggregate purchase price of $39,957 to certain members of the board of directors in lieu of payment of board fees. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

          (c) On January 31, 1995, the Company issued a warrant to purchase 16,666 shares of Common Stock to Kenneth E. Olson, a director. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

          (d) On December 7, 1996, the Company issued warrants to purchase an aggregate of 53,330 shares of Common Stock to the outside directors of the Company. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

          (e) On December 7, 1996, the Registrant issued an option to purchase 200,000 Shares of Common Stock at an exercise price of $4.50 per share to Arthur P. Minich, an executive officer of the Company. The Registrant relied on the exemption provided by Rule 4(2) under the Securities Act.

          (f) From January 1994 to December 1996, the Registrant issued and sold, from time to time, 1,073,927 shares of Series A Preferred Stock at an aggregate purchase price of $6.4 million to Proxima Corporation. The Registrant relied on the exemption provided by Section 4(2) under the Securities Act.

          (g) In January 1997, the Registrant issued and sold an aggregate of 6,012 shares of its Common Stock, for an aggregate purchase price of $27,057, to certain the members of the board of directors in lieu of payment of board fees. The Registrant relied on the exemption provided by
     Section 4(2) under the Securities Act.

          (h) In December 1996, the Company issued an option to purchase 66,666 shares of the Company's Common Stock at an exercise price of $4.50 per share to Pedram Leilabady. The option vests over five years and may be exercised at any time until its expiration in December 2006. The Registrant relied on the exemption provided by Rule 701 under the Security Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                                     DESCRIPTION OF DOCUMENT
-------       ---------------------------------------------------------------------------------
 1.1**     -- Form of Underwriting Agreement.
 3.1*      -- Registrant's Amended and Restated Certificate of Incorporation.
 3.2*      -- Registrant's Amended and Restated Bylaws.
 3.3       -- Registrant's Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering.
 3.4       -- Registrant's Amended and Restated Bylaws, to be effective upon the closing of this offering.
 4.1*      -- Series A Convertible Subordinated Debenture issued by Registrant in favor of
              Union Mines, Inc. (currently held by Union Miniere Inc.) dated December 29, 1988.
 4.2*      -- Series A Convertible Subordinated Debenture issued by Registrant in favor of
              Union Mines, Inc. (currently held by Union Miniere Inc.) dated June 18, 1990.
 5.1**     -- Opinion of Cooley Godward LLP.
10.1*      -- Form of Indemnity Agreement entered into between Registrant and its directors and executive officers.
10.2*      -- Registrant's Second Amended and Restated 1981 Stock Option Plan (the "1981
              Plan").
10.3*      -- Incentive Stock Option Agreement Under Registrant's 1981 Plan.
10.4*      -- Registrant's 1993 Stock Option Plan (the "1993 Plan").
10.5*      -- Form of Incentive Stock Option Agreement under the 1993 Plan.
10.6*      -- Form of Nonstatutory Stock Option Agreement under the 1993 Plan.
10.7*      -- Registrant's 1997 Equity Incentive Plan (the "1997 Plan").
10.8*      -- Form of Incentive Stock Option Agreement under the 1997 Plan.
10.9*      -- Form of Nonstatutory Stock Option Agreement under the 1997 Plan.
10.10*     -- Registrant's Employee Stock Purchase Plan.
10.11**    -- Form of Warrant issued by Registrant in favor of Cruttenden Roth Incorporated and
              L. H. Friend, Weinress, Frankson & Pressor, Inc.
10.12*     -- Form of Warrant issued by Registrant in favor of certain directors of Registrant and attached schedule.
10.13+     -- Cooperative Development and License Agreement between Proxima Corporation and
              Registrant dated January 11, 1994.
10.14**    -- Registration Rights Agreement between Registrant, Union Miniere Inc. and Proxima
              Corporation dated April   , 1997.
10.15+*    -- Assignment Agreement between Registrant and ATx Telecom Systems, Inc. dated
              September 30, 1996.
10.16*     -- Credit Agreement between Registrant and Wells Fargo dated January 29, 1997.
10.17*     -- Form of Employment Agreement and attached schedule.
10.18*     -- Consulting Agreement dated December 1, 1996 between Registrant and Arthur P.
              Minich.

EXHIBIT
NUMBER                                     DESCRIPTION OF DOCUMENT
-------       ---------------------------------------------------------------------------------
10.19*     -- Lease dated August 30, 1984 between the Registrant and Highlands Park Partnership and amendments thereto.
10.20+     -- Development and Manufacturing Agreement for RGB -- Lasers between Registrant and
              LDT GmbH & Co. dated July 1, 1996.
11.1*      -- Statement re: computation of per share earnings.
21.1*      -- Subsidiaries of the Registrant.
23.1*      -- Consent of Ernst & Young LLP, Independent Auditors.
23.2       -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1*      -- Power of Attorney. Reference is made to page II-5.
27.1*      -- Financial Data Schedule.


---------------

 * Previously filed.



** To be filed by Amendment.


+ Confidential Treatment will be requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

     (b) Schedules

     All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, County of San Diego, State of California, on the 22nd day of April, 1997.


                                          By: /s/ GLENN H. SHERMAN
                                            ------------------------------------
                                                      Glenn H. Sherman
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                        DATE
-------------------------------------    ----------------------------------    ---------------

/s/ GLENN H. SHERMAN, PH.D.              Chairman of the Board and Chief       April 22, 1997
-------------------------------------      Executive Officer (Principal
Glenn H. Sherman, Ph.D.                    Executive Officer)

*/s/ PAUL P. WICKMAN, JR.                Senior Vice President, Chief          April 22, 1997
-------------------------------------      Financial Officer and Secretary
Paul P. Wickman, Jr.                       (Principal Financial and
                                           Accounting Officer)

*/s/ DOUGLAS H. TANIMOTO, PH.D.          Director                              April 22, 1997
-------------------------------------
Douglas H. Tanimoto, Ph.D.
*/s/ WILLIAM G. FREDRICK                 Director                              April 22, 1997
-------------------------------------
William G. Fredrick

*/s/ ALAIN GODEFROID                     Director                              April 22, 1997
-------------------------------------
Alain Godefroid

*/s/ ROBERT G. KLIMASEWSKI               Director                              April 22, 1997
-------------------------------------
Robert G. Klimasewski

*/s/ RICHARD C. LAIRD                    Director                              April 22, 1997
-------------------------------------
Richard C. Laird

*/s/ SIEGFRIED MEDER                     Director                              April 22, 1997
-------------------------------------
Siegfried Meder

              SIGNATURE                                TITLE                        DATE
-------------------------------------    ----------------------------------    ---------------


*/s/ KENNETH E. OLSON                    Director                              April 22, 1997
-------------------------------------
Kenneth E. Olson

*/s/ JOHN C. STISKA                      Director                              April 22, 1997
-------------------------------------
John C. Stiska

*/s/ MARC VAN SANDE                      Director                              April 22, 1997
-------------------------------------
Marc Van Sande

*By:/s/ GLENN H. SHERMAN
     --------------------------------
     Glenn H. Sherman
     Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                               DESCRIPTION OF DOCUMENT                              PAGES
------       ------------------------------------------------------------------------  ------------
 1.1**    -- Form of Underwriting Agreement..........................................
 3.1*     -- Registrant's Amended and Restated Certificate of Incorporation..........
 3.2*     -- Registrant's Amended and Restated Bylaws................................
 3.3      -- Registrant's Amended and Restated Certificate of Incorporation, to be
             effective upon the closing of this offering.............................
 3.4      -- Registrant's Amended and Restated Bylaws, to be effective upon the closing of this offering................................................
 4.1*     -- Series A Convertible Subordinated Debenture issued by Registrant in favor of Union Mines, Inc. (currently held by Union Miniere Inc.) dated
             December 29, 1988.......................................................
 4.2*     -- Series A Convertible Subordinated Debenture issued by Registrant in favor of Union Mines, Inc. (currently held by Union Miniere Inc.) dated
             June 18, 1990...........................................................
 5.1**    -- Opinion of Cooley Godward LLP...........................................
10.1*     -- Form of Indemnity Agreement entered into between Registrant and its directors and executive officers........................................
10.2*     -- Registrant's Second Amended and Restated 1981 Stock Option Plan (the
             "1981 Plan")............................................................
10.3*     -- Incentive Stock Option Agreement Under Registrant's 1981 Plan...........
10.4*     -- Registrant's 1993 Stock Option Plan (the "1993 Plan")...................
10.5*     -- Form of Incentive Stock Option Agreement under the 1993 Plan............
10.6*     -- Form of Nonstatutory Stock Option Agreement under the 1993 Plan.........
10.7*     -- Registrant's 1997 Equity Incentive Plan (the "1997 Plan")...............
10.8*     -- Form of Incentive Stock Option Agreement under the 1997 Plan............
10.9*     -- Form of Nonstatutory Stock Option Agreement under the 1997 Plan.........
10.10*    -- Registrant's Employee Stock Purchase Plan...............................
10.11**   -- Form of Warrant issued by Registrant in favor of Cruttenden Roth
             Incorporated and L. H. Friend, Weinress, Frankson & Pressor, Inc........
10.12*    -- Form of Warrant issued by Registrant in favor of certain directors of
             Registrant and attached schedule........................................
10.13+    -- Cooperative Development and License Agreement between Proxima
             Corporation and Registrant dated January 11, 1994.......................
10.14**   -- Registration Rights Agreement between Registrant, Union Miniere Inc. and
             Proxima Corporation dated April   , 1997................................
10.15+*   -- Assignment Agreement between Registrant and ATx Telecom Systems, Inc.
             dated September 30, 1996................................................
10.16*    -- Credit Agreement between Registrant and Wells Fargo dated January 29,
             1997....................................................................
10.17*    -- Form of Employment Agreement and attached schedule......................
10.18*    -- Consulting Agreement dated December 1, 1996 between Registrant and
             Arthur P. Minich........................................................
10.19*    -- Lease dated August 30, 1984 between the Registrant and Highlands Park
             Partnership and amendments thereto......................................

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                               DESCRIPTION OF DOCUMENT                              PAGES
------       ------------------------------------------------------------------------  ------------
10.20+    -- Development and Manufacturing Agreement for RGB -- Lasers between
             Registrant and LDT GmbH & Co. dated July 1, 1996........................
11.1*     -- Statement re: computation of per share earnings.........................
21.1*     -- Subsidiaries of the Registrant..........................................
23.1*     -- Consent of Ernst & Young LLP, Independent Auditors.
23.2      -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.........
24.1*     -- Power of Attorney. Reference is made to page II-5.......................
27.1*     -- Financial Data Schedule.................................................


---------------

 * Previously filed.



** To be filed by Amendment.


 + Confidential Treatment will be requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.